Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this Joint Announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Joint Announcement.

This Joint Announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Guotai Junan Securities or Haitong Securities, nor is it any solicitation of any vote or approval in any jurisdiction.

This Joint Announcement is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction.

Guotai Junan Securities Co., Ltd. 國泰君安証券股份有限公司 (A joint stock company incorporated in the People’s Republic of China with limited liability) (Stock Code: 02611)	(A joint stock limited company incorporated in the People’ s Republic of China with limited liability) (Stock Code: 06837)

U.S.$500,000,000 2.00 per cent. guaranteed notes due 2026

(stock code: 40649)

U.S.$300,000,000 1.60 per cent. guaranteed notes due 2024

(stock code: 40937)

U.S.$400,000,000 floating rate guaranteed notes due 2027

(stock code: 05041)

U.S.$670,000,000 2.107 per cent. guaranteed bonds due 2025

(stock code: 40186)

CNY2,800,000,000 3.20 per cent. guaranteed notes due 2026

(stock code: 84429)

CNY3,500,000,000 3.30 per cent. guaranteed notes due 2027

(stock code: 84490)

JOINT ANNOUNCEMENT

(1) PROPOSED MERGER AND SHARE EXCHANGE OF
GUOTAI JUNAN SECURITIES AND HAITONG SECURITIES

(2) MAJOR TRANSACTION AND SPECIFIC MANDATE FOR
GUOTAI JUNAN SECURITIES TO ISSUE A SHARES AND
H SHARES FOR THE PROPOSED MERGER

(3) CONNECTED TRANSACTION AND SPECIFIC MANDATE FOR THE
CONCURRENT ISSUANCE OF A SHARES
UNDER THE PROPOSED PLACEMENT

AND

(4) RESUMPTION OF TRADING

Financial Adviser	Financial Adviser
to Guotai Junan Securities	to Haitong Securities

SUMMARY

1.	Introduction

Guotai Junan Securities and Haitong Securities entered into the Cooperation Agreement on 5 September 2024 in relation to the Proposed Merger. Further to the Cooperation Agreement, on 9 October 2024, Guotai Junan Securities and Haitong Securities entered into the Merger Agreement with respect to the Proposed Merger which sets forth detailed terms and conditions for implementing the Proposed Merger. Guided by the principles of combining the strengths of two well-recognised and renowned businesses in the sector, achieving synergies and implementing a merger of equals, Guotai Junan Securities and Haitong Securities are proposing to merge by way of absorption and a share-for-share exchange. Through the Proposed Merger, Guotai Junan Securities and Haitong Securities are committed to enriching the advancement of the financial system and services of China and the promotion of Shanghai’s strategic role as an international financial center, and becoming a global leader in terms of strategic capabilities, professionalism, corporate governance, compliance, risk management, talents and industry culture, by benchmarking with international peers. Upon implementation, the Proposed Merger will take the form of a merger by absorption by Guotai Junan Securities issuing, on the basis of a single Exchange Ratio, Guotai Junan A Shares and Guotai Junan H Shares to all the holders of Haitong A Shares and Haitong H Shares, respectively, in exchange for all of the issued shares of Haitong Securities. To raise ancillary fundings to increase the capital, support the development for business lines of the Post-Merger Company, replenish the working capital, repay debts and fund the costs for the Proposed Merger and the post-merger integration of the Post-Merger Company, the Proposed Placement will be undertaken concurrently with the Share Exchange.

Upon Closing, the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities. Following Closing, the Post-Merger Company will adopt a new company name and will implement a series of measures to establish a new corporate governance and management structure, development strategy and corporate culture in accordance with Applicable Laws and the specific circumstances of the Proposed Merger.

Upon satisfaction of all the Conditions to the Proposed Merger, Haitong Securities will also apply to the Hong Kong Stock Exchange and SSE for a voluntary withdrawal of the listing of relevant Haitong Shares from the Hong Kong Stock Exchange and SSE.

2.	Terms of the Proposed Merger

To ensure that the rights and interests of holders of A shares and holders of H shares are adequately safeguarded so as to achieve equality of treatment between holders of A shares and holders of H shares within the same company, a single Exchange Ratio has been agreed in respect of the Proposed Merger for the exchange of the A shares and H shares of Guotai Junan Securities with the A shares and H shares of Haitong Securities respectively.

The Exchange Ratio, being 0.62 : 1 (rounded to two decimal places), has been agreed after arm’s length negotiations between Guotai Junan Securities and Haitong Securities by taking into account the Market Reference Prices of the A shares of the two companies, and after deducting the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend, respectively.

This means that:

(a)	1 Haitong A Share shall be exchanged for 0.62 Guotai Junan A Shares to be issued by Guotai Junan Securities; and

(b)	1 Haitong H Share shall be exchanged for 0.62 Guotai Junan H Shares to be issued by Guotai Junan Securities.

Specifically, the Market Reference Prices for Guotai Junan A Shares and Guotai Junan H Shares are RMB13.98 per share and HK$7.89 per share, respectively, and the Market Reference Prices for Haitong A Shares and Haitong H Shares are RMB8.60 per share and HK$3.61 per share, respectively. After deducting the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend from the Market Reference Prices respectively, the exchange price of Guotai Junan A Shares is RMB13.83 per share and the exchange price of Haitong A Shares is RMB8.57 per share, which leads to the Exchange Ratio of 0.62 : 1; and the exchange price of Guotai Junan H Shares is HK$7.73 per share and the exchange price of Haitong H Shares is HK$4.79 per share, being the Exchange Ratio multiplied by the exchange price of Guotai Junan H Shares.

Pursuant to PRC regulatory requirements, cash put options will be provided to the following dissenting shareholders of Guotai Junan Securities and the following dissenting shareholders of Haitong Securities under the Proposed Merger.

Subject to the satisfaction of all the Conditions:

(a)	Qualified Guotai Junan Dissenting Shareholders will be entitled to sell their Guotai Junan Shares to the Guotai Junan Put Option Provider(s) at a cash price equal to RMB14.86 per Guotai Junan A Share and HK$8.54 per Guotai Junan H Share. The cash amounts have been determined according to the highest trading prices of Guotai Junan A Shares and Guotai Junan H Shares on the SSE and the Hong Kong Stock Exchange, respectively, during the 60 trading days of the Guotai Junan Shares prior to the date of this Joint Announcement; and

(b)	Qualified Haitong Dissenting Shareholders will be entitled to sell their Haitong Shares to the Haitong Put Option Provider(s) at a cash price equal to RMB9.28 per Haitong A Share and HK$4.16 per Haitong H Share. The cash amounts have been determined according to the highest trading prices of Haitong A Shares and Haitong H Shares on the SSE and the Hong Kong Stock Exchange, respectively, during the 60 trading days of the Haitong Shares prior to the date of this Joint Announcement.

Save as required under Applicable Laws or otherwise disclosed in this Joint Announcement, all Guotai Junan Shareholders and Haitong Shareholders are entitled to vote for, vote against or abstain from voting in respect of the resolutions proposed in connection with the Proposed Merger.

Only those Guotai Junan Shareholders who vote against the Proposed Merger at the Guotai Junan EGM will be eligible to exercise the Guotai Junan Put Option in relation to their Guotai Junan H Shares and/or Guotai Junan A Shares, subject to satisfaction of the criteria set out in the definition of “Qualified Guotai Junan Dissenting Shareholder”.

Only those (i) Haitong H Shareholders who vote against the Proposed Merger at both the (A) Haitong EGM and (B) Haitong H Shareholders’ Class Meeting; and (ii) Haitong A Shareholders who vote against the Proposed Merger at both the (A) Haitong EGM and (B) Haitong A Shareholders’ Class Meeting, will be eligible to exercise the Haitong Put Option in relation to their Haitong H Shares and/or Haitong A Shares, subject to satisfaction of the criteria set out in the definition of “Qualified Haitong Dissenting Shareholder”.

If the Proposed Merger is ultimately not implemented, the Guotai Junan Dissenting Shareholders and the Haitong Dissenting Shareholders shall have no right to exercise the Guotai Junan Put Option or the Haitong Put Option and shall not be entitled to claim any compensation or indemnity from Guotai Junan Securities or Haitong Securities.

After the record date for the Guotai Junan EGM and Haitong EGM, Haitong H Shareholders’ Class Meeting and Haitong A Shareholders’ Class Meeting, if the Guotai Junan Dissenting Shareholders and the Haitong Dissenting Shareholders sell their respective Guotai Junan Shares or Haitong Shares, the number of Guotai Junan Shares or Haitong Shares eligible for the Guotai Junan Put Option and Haitong Put Option will reduce correspondingly. If the Guotai Junan Dissenting Shareholders and the Haitong Dissenting Shareholders subsequently purchase Guotai Junan Shares or Haitong Shares after the relevant record date for the Guotai Junan EGM and Haitong EGM, Haitong H Shareholders’ Class Meeting and Haitong A Shareholders’ Class Meeting, the number of shares eligible for the Guotai Junan Put Option and Haitong Put Option will not increase.

Certain Guotai Junan Shareholders and Haitong Shareholders are entitled to vote on the resolutions relating to the Proposed Merger, but are excluded from being eligible to exercise the Guotai Junan Put Option and the Haitong Put Option, respectively. Please refer to the definition of “Qualified Guotai Junan Dissenting Shareholder” and “Qualified Haitong Dissenting Shareholder” in the “Definitions” section of this Joint Announcement for further details.

3.	Conditions to the Merger Agreement Becoming Effective

The Merger Agreement shall become effective upon satisfaction of all of the following conditions (none of which shall be capable of being waived):

(a)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Guotai Junan Shareholders present and voting in person or by proxy at the Guotai Junan EGM to approve the Proposed Merger and the Merger Agreement;

(b)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Haitong Shareholders present and voting in person or by proxy at each of the Haitong EGM, the Haitong H Shareholders’ Class Meeting and the Haitong A Shareholders’ Class Meeting to approve the Proposed Merger and the Merger Agreement, provided that in terms of the Haitong H Shareholders’ Class Meeting: (i) approval is also given by 75% or more of the votes attaching to the Haitong H Shares held by the Disinterested Haitong H Shareholders that are cast either in person or by proxy at the Haitong H Shareholders’ Class Meeting; and (ii) the number of votes cast against the resolution is not more than 10% of the votes attaching to all Haitong H shares held by the Disinterested Haitong H Shareholders; and

(c)	the approval, filing and/or registration (if applicable) with or by Shanghai SASAC, SSE and CSRC in respect of the Proposed Merger having been obtained and remaining in effect.

4.	Conditions to implementation of the Merger Agreement

Provided that the Merger Agreement has become effective, Closing shall be subject to satisfaction or appropriate waiver from Guotai Junan Securities and Haitong Securities (except for the conditions referred to in paragraphs (c) and (d) below which shall not be capable of being waived) of the following conditions:

(a)	the necessary approvals, filings or registrations with or by competent Governmental Authorities in relevant jurisdictions (including the CSRC and the SFC) in connection with the Proposed Merger which may be required pursuant to the licences and permits of any member of the Guotai Junan Group and Haitong Group, having been obtained or completed (as the case may be) and remaining in effect;

(b)	for the purposes of the Proposed Merger, Guotai Junan Securities and Haitong Securities having submitted foreign investment, anti-trust and other merger filings or applications to competent Governmental Authorities in relevant jurisdictions (other than the PRC) in relation to the Proposed Merger where notification, approval or no objection is legally required and having obtained or being deemed to have obtained all necessary approvals or having passed a prescribed period without objection (as applicable) from such relevant Governmental Authorities and remaining in effect, or having in place appropriate arrangements that are approved or accepted by such relevant Governmental Authorities in dealing with the relevant assets or businesses of the Guotai Junan Group and Haitong Group;

(c)	the clearance of all necessary PRC anti-trust filings with the SAMR for the Proposed Merger having been obtained; and

(d)	the approval from the Hong Kong Stock Exchange for the listing of, and permission to deal in, on the Hong Kong Stock Exchange the Guotai Junan H Shares to be issued as consideration for the Share Exchange.

With respect to condition (a) set out above, as at the date of this Joint Announcement, other than regulatory approvals in the PRC and Hong Kong, it is anticipated that no other material regulatory approvals may be required in respect of the Proposed Merger pursuant to the licences and permits held by any member of the Guotai Junan Group and Haitong Group.

5.	Proposed Placement

To raise ancillary funds to increase the capital, support the development for business lines of the Post-Merger Company, replenish the working capital, repay debts and fund the costs for the Proposed Merger and the post-merger integration of the Post-Merger Company, Guotai Junan Securities proposed to approve the issuance of such number of Placement A Shares at an issue price of RMB15.97 per Placement A Share to the Subscriber for a total consideration of up to RMB10,000,000,000. Pursuant to Applicable Laws of the PRC, the issue price is determined on the basis that it shall not be lower than (a) 80% of the volume- weighted average price for the 20 trading days of Guotai Junan A Shares immediately prior to the date of this Joint Announcement and (b) the net asset value per share attributable to ordinary shareholders of the listed company based on the audited consolidated statements of the most recent financial year prior to the date of this Joint Announcement of Guotai Junan Securities, and deducting the Guotai Junan 2024 Interim Dividend and Guotai Junan Securities’ final dividend for 2023. It is expected that the number of Placement A Shares to be issued under the Proposed Placement will not exceed 626,174,076 or 3.55% of the enlarged total issued share capital of the Post-Merger Company (assuming that, other than in relation to the Proposed Merger and Proposed Placement, there will be no change to the shareholding structure of the Post-Merger Company). The final number of Placement A Shares to be issued under the Proposed Placement will be determined by the size of the ancillary funds approved by the SSE and ultimately registered by the CSRC.

Guotai Junan Securities and the Subscriber have entered into the Placement Subscription Agreement on 9 October 2024 pursuant to which Guotai Junan Securities has conditionally agreed to allot and issue, and the Subscriber has conditionally agreed to subscribe for, such number of all Placement A Shares for a total consideration of up to RMB10,000,000,000 in accordance with the terms and conditions as set out in the Placement Subscription Agreement. For further details please refer to “7. Proposed Placement of Placement A Shares”. The undertaking of the Proposed Placement is subject to and conditional upon the Proposed Merger, whilst Closing of the Proposed Merger is not conditional upon the undertaking of the Proposed Placement.

6.	Implications under the Takeovers Code in respect of the Proposed Merger

In respect of Haitong Securities

In compliance with Rule 2.10 of the Takeovers Code, the Merger Agreement and the Proposed Merger are conditional on (i) the approval by 75% or more of the votes attaching to the Haitong H Shares held by the Disinterested Haitong H Shareholders that are cast either in person or by proxy at the Haitong H Shareholders’ Class Meeting; and (ii) the number of votes cast against the resolution is not more than 10% of the votes attaching to all Haitong H Shares held by the Disinterested Haitong H Shareholders.

The Applicable Laws of the PRC do not require any Haitong Shareholders to abstain from voting in respect of the Proposed Merger in the Haitong EGM, Haitong A Shareholders’ Class Meeting or Haitong H Shareholders’ Class Meeting. Guotai Junan Securities (and its subsidiaries) hold certain Haitong A Shares amounting to approximately 0.16% of the total issued shares of Haitong Securities in its ordinary course of business and are required to abstain from voting on the relevant resolutions at the Haitong EGM and Haitong A Shareholders’ Class Meeting under the Applicable Laws of Hong Kong.

There are no restrictions imposed on any Disinterested Haitong H Shareholder to cast votes on the relevant resolutions at the Haitong H Shareholders’ Class Meeting.

In respect of Guotai Junan International

As at the date of this Joint Announcement, Guotai Junan Securities indirectly holds approximately 73.81% of the total issued shares of Guotai Junan International. Accordingly, Guotai Junan International is an indirect non-wholly owned subsidiary of Guotai Junan Securities. Based on information available as at the date of this Joint Announcement, Shanghai International will not acquire statutory control over Guotai Junan Securities after Closing and completion of the Proposed Placement. As such, no obligation to make a mandatory general offer under Note 8 to Rule 26.1 of the Takeovers Code will arise in respect of the shares of Guotai Junan International as a result of the Proposed Merger and the Proposed Placement.

In respect of Haitong UT Leasing

As at the date of this Joint Announcement, Haitong Securities indirectly holds approximately 85% of the total issued shares of Haitong UT Leasing. For the purposes of the Takeovers Code, the Proposed Merger will effectively result in the Post-Merger Company acquiring statutory control (as defined under the Takeovers Code) in Haitong UT Leasing upon Closing.

An application has been made to the Executive of the SFC for a confirmation that the Proposed Merger will not trigger a mandatory general offer obligation for the shares of Haitong UT Leasing. The Executive confirmed that no mandatory general offer obligation for the shares of Haitong UT Leasing will be triggered as a result of the Proposed Merger under Note 8 to Rule 26.1 of the Takeovers Code.

7.	Implications under the Hong Kong Listing Rules for Guotai Junan Securities

For the Proposed Merger

The highest relevant percentage ratio for transaction classification under the Hong Kong Listing Rules in respect of the Proposed Merger and the issue and exchange of Guotai Junan A Shares and Guotai Junan H Shares pursuant to the Proposed Merger is more than 25% but less than 100%. As a result, the Proposed Merger will constitute a major transaction for Guotai Junan Securities under Rule 14.06(3) of the Hong Kong Listing Rules. Further, pursuant to Rules 13.36 and 19A.38 of the Hong Kong Listing Rules and the Guotai Junan Articles, the issue of the new Guotai Junan H Shares and Guotai Junan A Shares pursuant to the Proposed Merger will be pursuant to a specific mandate which requires approval by special resolution by a majority of not less than two-thirds of the votes cast by way of poll by the Guotai Junan Shareholders at the Guotai Junan EGM. Pursuant to the Hong Kong Listing Rules, any Guotai Junan Shareholder who has a material interest in the Proposed Merger is required to abstain from voting on the resolutions to approve the Proposed Merger at the Guotai Junan EGM. As at the date of this Joint Announcement, Haitong Securities (and its subsidiaries) are shareholders of Guotai Junan Securities and hold approximately 0.08% of the total issued shares of Guotai Junan Securities in its ordinary course of business, and HuaAn Funds Management Co., Ltd., a subsidiary of Guotai Junan Securities, holds approximately 0.10% of the total issued shares of Guotai Junan Securities in its ordinary course of business. As such, Haitong Securities and its subsidiaries and HuaAn Funds Management Co., Ltd. are required to abstain from voting on the relevant resolutions at the Guotai Junan EGM. Other than Haitong Securities and its subsidiaries and HuaAn Funds Management Co., Ltd., to the best of the Guotai Junan Board’s knowledge, information and belief having made all reasonable enquiries, there is no other Guotai Junan Shareholder who has a material interest in the Proposed Merger and is required to abstain from voting on the relevant resolutions approving the Proposed Merger at the Guotai Junan EGM.

Haitong Securities and its subsidiaries are third parties independent of Guotai Junan Securities and are not connected persons of Guotai Junan Securities for the purposes of the Hong Kong Listing Rules. Therefore, the Proposed Merger does not constitute a connected transaction of Guotai Junan Securities as defined under the Hong Kong Listing Rules.

For the Proposed Placement

Guotai Junan Securities proposed to approve the issuance of up to 626,174,076 Placement A Shares to the Subscriber to raise ancillary funds. The Placement A Shares will be allotted and issued under the specific mandate for the Proposed Placement and the Proposed Placement will be subject to the approval by the Independent Guotai Junan Shareholders by special resolution at the Guotai Junan EGM.

As at the date of this Joint Announcement, the Subscriber holds 23.06% of the total issued shares in Guotai Junan Securities and is a wholly-owned subsidiary of Shanghai International, which, together with its subsidiaries hold approximately 33.36% of the total issued shares in Guotai Junan Securities. Therefore, the Subscriber is a connected person of Guotai Junan Securities. The proposed issuance of Placement A Shares to the Subscriber to raise ancillary funds under the Proposed Placement constitutes a connected transaction for Guotai Junan Securities and is subject to the reporting, announcement, circular and independent shareholders’ approval requirements under Chapter 14A of the Hong Kong Listing Rules.

Pursuant to the Hong Kong Listing Rules, any Guotai Junan Shareholder who has a material interest in the Proposed Placement is required to abstain from voting on the resolution to approve the Proposed Placement at the Guotai Junan EGM. Shanghai International (the controlling shareholder of Guotai Junan Securities and the Subscriber) and its associates, and HuaAn Funds Management Co., Ltd. (a subsidiary of Guotai Junan Securities and which holds Guotai Junan Shares), are required to abstain from voting on the relevant resolutions at the Guotai Junan EGM. Other than the above shareholders of Guotai Junan Securities, to the best of the Guotai Junan Board’s knowledge, information and belief having made all reasonable enquiries, there is no other Guotai Junan Shareholder who has a material interest in the Proposed Placement and is required to abstain from voting on the relevant resolutions approving the Proposed Placement at the Guotai Junan EGM.

8.	Haitong IBC and Haitong IFA for the Proposed Merger and the Proposed Placement

To consider the Proposed Merger and the Proposed Placement, the Haitong Board has established the Haitong IBC, which comprises all of the non-executive directors and independent non-executive directors of Haitong Securities, being Mr. TU Xuanxuan, Ms. XIAO Hehua, Mr. XU Jianguo, Mr. SHI Lei, Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang. The Haitong IBC will advise the Disinterested Haitong H Shareholders as to: (a) whether the Proposed Merger and the Proposed Placement are fair and reasonable; and (b) whether to vote in favour of the Proposed Merger and the Proposed Placement at the Haitong EGM and the relevant shareholders’ class meetings.

The Haitong IBC has approved and appointed Altus Capital Limited as its independent financial adviser to provide advice to the Haitong IBC in respect of the Proposed Merger and Proposed Placement. The Haitong IBC is evaluating the Proposed Merger and the Proposed Placement, and its views and recommendations will be set out in the Joint Circular relating to the Proposed Merger and the Proposed Placement to be despatched to Haitong H Shareholders.

9.	Guotai Junan IBC and Guotai Junan IFA for the Proposed Placement

To consider the Proposed Placement, the Guotai Junan Board has established the Guotai Junan IBC, consisting of all of the independent non-executive directors of Guotai Junan Securities, being Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao. The Guotai Junan IBC will advise the Independent Guotai Junan Shareholders as to: (a) whether the Proposed Placement is fair and reasonable; and (b) whether to vote in favour of the Proposed Placement at the Guotai Junan EGM.

Guotai Junan IBC has approved and appointed Gram Capital Limited as its independent financial adviser to provide advice to the Guotai Junan IBC and the Independent Guotai Junan Shareholders in respect of the Proposed Placement. The Guotai Junan IBC is evaluating the Proposed Placement, and its views and recommendations will be set out in the Joint Circular relating to the Proposed Merger and the Proposed Placement to be despatched to Guotai Junan H Shareholders.

10.	Guotai Junan EGM, Haitong EGM, Haitong H Shareholders’ Class Meeting and Joint Circular

Guotai Junan Securities will convene the Guotai Junan EGM for Guotai Junan Shareholders to consider and, if thought fit, approve matters including the Proposed Merger and the Proposed Placement.

Haitong Securities will convene the Haitong EGM, the Haitong A Shareholders’ Class Meeting and the Haitong H Shareholders’ Class Meeting for Haitong Shareholders to consider and, if thought fit, approve matters including the Proposed Merger, the Proposed Placement and the withdrawal of listing of Haitong H Shares from the Hong Kong Stock Exchange (to be approved as part of the Proposed Merger at the Haitong EGM and Haitong H Shareholders’ Class Meeting) and the withdrawal of listing of Haitong A Shares from the SSE (to be approved as part of the Proposed Merger at the Haitong EGM and Haitong A Shareholders’ Class Meeting).

In accordance with the Hong Kong Listing Rules and the Takeovers Code, the Joint Circular containing, amongst others, (i) further details of the Merger Agreement, the Proposed Merger and other matters in relation to the Proposed Merger; (ii) a letter of advice issued by the Haitong IFA to the Haitong IBC in respect of the Proposed Merger and the Proposed Placement; (iii) recommendations and advice from the Haitong IBC in respect of the Proposed Merger and the Proposed Placement; (iv) the granting of a specific mandate to the Guotai Junan Board for the issue of Guotai Junan A Shares and Guotai Junan H Shares for the Proposed Merger and the Proposed Placement; (v) a letter of advice issued by the Guotai Junan IFA to the Guotai Junan IBC in respect of the Proposed Placement; and (vi) recommendations and advice from the Guotai Junan IBC in respect of the Proposed Placement, is required to be despatched to (1) Guotai Junan Shareholders (together with a notice of the Guotai Junan EGM and proxy form), and (2) Haitong H Shareholders (together with a notice of the Haitong EGM, a notice of the Haitong H Shareholders’ Class Meeting and proxy form) within 15 business days after the date of this Joint Announcement pursuant to Rule 14.60 and Rule 14A.68 of the Hong Kong Listing Rules or 35 calendar days after the date of this Joint Announcement pursuant to Rule 8.2 of the Takeovers Code, whichever is earlier.

In order to allow sufficient time for the preparation of the relevant information for inclusion in the Joint Circular, Guotai Junan Securities will apply to the Executive pursuant to Rule 8.2 of the Takeovers Code for its consent to extend the time limit for the despatch of the Joint Circular. Further announcement(s) will be made in respect of the despatch of the Joint Circular if and when appropriate in accordance with Hong Kong Listing Rules and Takeovers Code.

11.	Resumption of Trading

At the request of Guotai Junan Securities, trading in the Guotai Junan H Shares and the Guotai Junan Notes on the Hong Kong Stock Exchange was suspended from 9:00 a.m. on 6 September 2024 (Friday). An application has been made by Guotai Junan Securities to the Hong Kong Stock Exchange for the resumption of trading in the Guotai Junan H Shares and the Guotai Junan Notes from 9:00 a.m. on 10 October 2024 (Thursday). At the request of Guotai Junan Securities, trading in the Guotai Junan A Shares on the SSE was suspended from the open of the morning session on 6 September 2024 (Friday). An application has been made by Guotai Junan Securities to the SSE for the resumption of trading in the Guotai Junan A Shares from 10 October 2024 (Thursday).

At the request of Haitong Securities, trading in the Haitong H Shares and the Haitong Bonds and Notes on the Hong Kong Stock Exchange was suspended from 9:00 a.m. on 6 September 2024 (Friday). An application has been made by Haitong Securities to the Hong Kong Stock Exchange for the resumption of trading in the Haitong H Shares and the Haitong Bonds and Notes from 9:00 a.m. on 10 October 2024 (Thursday). At the request of Haitong Securities, trading in the Haitong A Shares on the SSE was suspended from the open of the morning session on 6 September 2024 (Friday). An application has been made by Haitong Securities to the SSE for the resumption of trading in the Haitong A Shares from 10 October 2024 (Thursday).

12.	Warning

The Effectiveness Conditions must be fulfilled before the Merger Agreement becomes effective. Therefore, the Merger Agreement may or may not become effective. Guotai Junan Shareholders, Haitong Shareholders and potential investors in the securities of Guotai Junan Securities and/or the securities of Haitong Securities should be aware that the Proposed Merger is subject to the conditions set out in this Joint Announcement being satisfied or waived, as applicable, and neither Guotai Junan Securities nor Haitong Securities provides any assurance that any or all Conditions can be satisfied, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. Guotai Junan Shareholders, Haitong Shareholders and potential investors in the securities of Guotai Junan Securities and/or the securities of Haitong Securities should therefore exercise caution when dealing in Guotai Junan Shares or Haitong Shares. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional adviser.

NOTICE TO U.S. HOLDERS OF GUOTAI JUNAN SHARES AND HAITONG SHARES

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to this Joint Announcement and you are therefore advised to read the following disclaimer carefully before accessing, reading or making any other use of this Joint Announcement. In, and as a result of, accessing this document you agree, and you are deemed to agree, to be bound by the following terms and conditions.

The Proposed Merger will involve the exchange of securities of two joint stock companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial statements included in this Joint Announcement have been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principle in the United States.

U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of Guotai Junan Securities and Haitong Securities is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act, or pursuant to an exemption from such registration. The Placement A Shares to be issued under the Proposed Placement will not be registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued in a transaction exempt from registration under the U.S. Securities Act. The Guotai Junan Shares to be issued pursuant to the Proposed Merger are not, and will not be, registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued to U.S. holders of Haitong Shares in reliance on the exemption from registration provided by Rule 802 under the U.S. Securities Act and in reliance on available exemptions from any state law registration requirements and/or any applicable securities laws. The Guotai Junan Shares to be issued pursuant to the Proposed Merger will be “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion as the Haitong Shares for which they were exchanged in the Proposed Merger.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the Guotai Junan Shares to be issued in connection with the Proposed Merger, or determined if this Joint Announcement is accurate or complete. Any representation to the contrary is a criminal offence. In accordance with the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder with respect to the Guotai Junan Shares to be issued in connection with the Proposed Merger, Guotai Junan Securities will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Haitong Shares related to the Proposed Merger.

The receipt of Guotai Junan Shares or cash proceeds from the exercise of the Guotai Junan Put Options or Haitong Put Options pursuant to the Proposed Merger by a U.S. holder of Guotai Junan Shares or Haitong Shares (as applicable) may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other tax laws. Each holder of Guotai Junan Shares and Haitong Shares is urged to consult an independent professional adviser immediately regarding applicable tax consequences of the Proposed Merger.

1.	INTRODUCTION

Guotai Junan Securities and Haitong Securities entered into the Cooperation Agreement on 5 September 2024 in relation to the Proposed Merger. Further to the Cooperation Agreement, on 9 October 2024, Guotai Junan Securities and Haitong Securities entered into the Merger Agreement with respect to the Proposed Merger which sets forth detailed terms and conditions for implementing the Proposed Merger. Guided by the principles of combining the strengths of two well-recognised and renowned businesses in the sector, achieving synergies and implementing a merger of equals, Guotai Junan Securities and Haitong Securities are proposing to merge by way of absorption and a share-for-share exchange. Through the Proposed Merger, Guotai Junan Securities and Haitong Securities are committed to enriching the advancement of the financial system and services of China and the promotion of Shanghai’s strategic role as an international financial center, and becoming a global leader in terms of strategic capabilities, professionalism, corporate governance, compliance, risk management, talents and industry culture, by benchmarking with international peers. Upon implementation, the Proposed Merger will take the form of a merger by absorption by Guotai Junan Securities issuing, on the basis of a single Exchange Ratio, Guotai Junan A Shares and Guotai Junan H Shares to all the holders of Haitong A Shares and Haitong H Shares, respectively, in exchange for all of the issued shares of Haitong Securities. To raise ancillary fundings to increase the capital, support the development for business lines of the Post-Merger Company, replenish the working capital, repay debts and fund the costs for the Proposed Merger and the post-merger integration of the Post-Merger Company, the Proposed Placement will be undertaken concurrently with the Share Exchange.

Upon Closing, the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities.

2.	BACKGROUND INFORMATION OF THE PROPOSED MERGER

(1)	Overview of Guotai Junan Securities

Guotai Junan Securities is a listed company with its shares listed separately on the SSE (as A shares) and the Hong Kong Stock Exchange (as H shares) since 2015 and 2017, respectively. As at the date of this Joint Announcement, Guotai Junan Securities has issued 8,903,730,620 shares in total, including 1,391,827,180 Guotai Junan H Shares and 7,511,903,440 Guotai Junan A Shares. There are no share options, derivatives, warrants or any other relevant securities which are convertible or exchangeable into Guotai Junan Shares. Shanghai International is the controlling shareholder of Guotai Junan Securities and the Guotai Junan Shares held by Shanghai International and its subsidiaries in aggregate represent approximately 33.36% of the total issued shares in Guotai Junan Securities as at the date of this Joint Announcement, while the other Guotai Junan A Shareholders and Guotai Junan H Shareholders hold approximately 54.11% and approximately 12.53% total issued shares in Guotai Junan Securities, respectively.

Guotai Junan Securities engages primarily in wealth management, investment banking, institutional and trading, investment management and international business. As at the date of this Joint Announcement, Guotai Junan Securities has 7 directly-held subsidiaries that are wholly owned or controlled by it. In addition, Guotai Junan International (stock code: 01788) is an indirectly-held subsidiary of Guotai Junan Securities, and whose shares are listed on the Main Board of the Hong Kong Stock Exchange.

According to Guotai Junan Securities’ consolidated financial statements prepared in accordance with the International Financial Reporting Standards, Guotai Junan Securities’ major financial data is as follows:

	31 December	31 December	31 December	30 June
	2021	2022	2023	2024
	(RMB ’000)	(RMB ’000) (Audited)	(RMB ’000)	(RMB ’000)
	(Audited)	(Restated)	(Audited)	(Unaudited)
Total assets	791,272,815	860,707,917	925,402,484	898,059,606
Net assets	150,636,592	163,845,459	173,378,010	174,812,060

	Year Ended	Year Ended	Year Ended	Six Months Ended 30
	31 December	31 December	31 December	June
	2021	2022	2023	2024
Total revenue	45,933,809	38,857,000	43,504,877	21,191,062
Total revenue and other income	56,411,187	49,086,921	52,303,831	25,779,128
Profit before income tax	19,112,281	14,139,971	12,147,898	6,519,157
Profit for the year/period	15,302,542	11,622,803	9,885,417	5,315,757
Profit for the year/period attributable to equity holders of the company	15,013,480	11,508,784	9,374,143	5,016,017

There has been no material change to the key business operations of Guotai Junan Securities in the last three years.

(2)	Overview of Haitong Securities

Haitong Securities is a listed company with its A shares listed on the SSE since 2007 and its H shares listed on the Hong Kong Stock Exchange since 2012. As at the date of this Joint Announcement, Haitong Securities has issued 13,064,200,000 shares in total, including 3,409,568,820 Haitong H Shares and 9,654,631,180 Haitong A Shares (including 77,074,467 treasury Haitong A Shares). As of the date of this Joint Announcement, there are no share options, derivatives, warrants or any other securities which are convertible or exchangeable into Haitong Shares. Haitong Securities does not have a controlling shareholder. As at the date of this Joint Announcement, Guosheng Group holds directly and indirectly approximately 10.38% of the total issued shares in Haitong Securities, while the other Haitong A Shareholders and Haitong H Shareholders hold approximately 65.47% and approximately 24.14% of the total issued shares in Haitong Securities, respectively. Haitong Securities’ primary businesses are wealth management, investment banking, asset management, trading and institutional client services and financial leasing. As at the date of this Joint Announcement, Haitong Securities has 8 directly-held subsidiaries that are wholly owned or controlled by it. In addition, Haitong UT Leasing (stock code: 01905) is an indirectly-held subsidiary of Haitong Securities, and whose H shares are listed on the Main Board of the Hong Kong Stock Exchange.1

According to Haitong Securities’ consolidated financial statements prepared in accordance with the International Financial Reporting Standards, Haitong Securities’ major financial data is as follows:

	31 December	31 December	31 December	30 June
	2021	2022	2023	2024
		(RMB ’000)
	(RMB ’000)	(Audited)	(RMB ’000)	(RMB ’000)
	(Audited)	(Restated)	(Audited)	(Unaudited)
Total assets	744,925,149	753,609,305	754,586,792	721,414,535
Net assets	177,754,786	177,622,058	174,799,559	171,191,555

	Year Ended	Year Ended	Year Ended	Six Months Ended 30
	31 December	31 December	31 December	June
	2021	2022	2023	2024
Revenue	48,403,972	33,451,804	33,020,378	15,686,296
Total revenue, gains and other income	57,809,561	41,980,221	41,765,123	17,592,860
Profit before income tax	18,543,799	7,999,036	1,565,875	1,905,876
Profit for the year/period	13,747,862	5,196,150	-311,043	1,229,524
Profit for the year/period attributable to owners of the company	12,826,517	6,545,347	1,008,406	953,097

1            Shareholding percentages in this paragraph may not add up to 100.00% due to rounding.

(3)	Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement

Guotai Junan Securities and Haitong Securities propose to implement the Proposed Merger by way of a merger by absorption and share exchange. Under the Proposed Merger, Guotai Junan Securities will issue Guotai Junan A Shares and Guotai Junan H Shares to Haitong Share-Exchange Shareholders to merge with Haitong Securities by absorption. As part of the Proposed Merger, Guotai Junan Securities proposes to approve the issuance of such number of Placement A Shares at an issue price of RMB15.97 per Placement A Share and for a total consideration of up to RMB10,000,000,000 to the Subscriber for ancillary fund raising under the Proposed Placement.

The following tables set out the shareholding structures of Guotai Junan Securities and Haitong Securities as at the date of this Joint Announcement:

Guotai Junan Securities (as at the date of this Joint Announcement)

		Approx.		Approx.		Approx.
		% of total		% of total		% of total
		number of		number of		number of
	No. of	issued	No. of	issued	No. of	issued
Shareholders	H shares	H shares	A shares	A shares	shares	shares
(A) Guotai Junan Securities(1)	–	–	8,926,780	0.12%	8,926,780	0.10%
(B) Shanghai International(2)	276,000,000	19.83%	2,694,325,457	35.87%	2,970,325,457	33.36%
(C) Mr. LI Junjie (executive director of Guotai Junan Securities)	–	–	599,686	0.01%	599,686	0.01%
(D) UBS(3)	–	–	–	–	–	–
(E) Orient Securities(4)	–	–	29,171,665	0.39%	29,171,665	0.33%
Subtotal (A) + (B) + (C) + (D) + (E)	276,000,000	19.83%	2,733,023,588	36.38%	3,009,023,588	33.80%
Haitong Securities(5)	6,211,800	0.45%	924,311	0.01%	7,136,111	0.08%
Other Guotai Junan A Shareholders	–	–	4,777,955,541	63.61%	4,777,955,541	53.66%
Other Guotai Junan H Shareholders	1,109,615,380	79.72%	–	–	1,109,615,380	12.46%
Total number of issued shares of Guotai Junan Securities	1,391,827,180	100.00%	7,511,903,440	100.00%	8,903,730,620	100.00%

Note:

(1)	As at the date of this Joint Announcement, HuaAn Funds Management Co., Ltd., a subsidiary of Guotai Junan Securities, as part of its ordinary course of business, issued certain index-tracking fund products where Guotai Junan A Shares form part of the underlying shares and indirectly holds 8,926,780 Guotai Junan A Shares (representing approximately 0.10% of the total issued shares of Guotai Junan Securities) in its capacity as the fund manager of such fund products. Due to the nature of the aforementioned fund management business, which requires HuaAn Funds Management Co., Ltd., to on a non-discretionary basis, deal in issued shares of Guotai Junan Securities when managing index tracking funds, there may be potential fluctuation in respect of these interests during the offer period.

(2)	As at the date of this Joint Announcement, Shanghai International, being the controlling shareholder of Guotai Junan Securities, holds (in aggregate with its subsidiaries) approximately 33.36% of the total issued shares of Guotai Junan Securities. Among these shares, the Subscriber holds 2,052,963,748 Guotai Junan Shares, which represents 23.06% of Guotai Junan Securities.

(3)	As at the date of this Joint Announcement, UBS is the financial adviser to Guotai Junan Securities in connection with the Proposed Merger. Accordingly, UBS and persons controlling, controlled by or under the same control as UBS (excluding members of the UBS Group which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code and are connected for the sole reason that they control, are controlled by or are under the same control as UBS) are presumed to be acting in concert with Guotai Junan Securities in accordance with class (5) of the definition of “acting in concert” under the Takeovers Code.

As at the date of this Joint Announcement, except for Guotai Junan Shares and Haitong Shares held and/or controlled by member(s) of the UBS Group acting in the capacity of exempt principal trader(s) and/or exempt fund manager(s), members of the UBS Group do not own or control any Guotai Junan Shares, Haitong Shares or any other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) of Guotai Junan Securities or Haitong Securities.

Any dealings in the Guotai Junan Shares and the Haitong Shares during the six months prior to 9 October 2024 (being the commencement of the offer period) and since the commencement of the offer period to the latest practicable date prior to the despatch of the Joint Circular by the UBS Group (excluding dealings in Guotai Junan Shares and the Haitong Shares by members of the UBS Group who are exempt principal traders or exempt fund managers) will be disclosed in the Joint Circular and pursuant to Rule 22 of the Takeovers Code.

(4)	As at the date of this Joint Announcement, Orient Securities is the A-share “independent financial adviser” (pursuant to the Administrative Measures for the Material Asset Restructuring of Listed Companies (Order of CSRC (No.214)) and the Administrative Measures for the Financial Consultancy Business in the Merger, Acquisition and Restructuring of Listed Companies (Order of CSRC (No.54))) to Guotai Junan Securities in connection with the Proposed Merger. Accordingly, Orient Securities and persons controlling, controlled by or under the same control as Orient Securities (excluding shares held on behalf of non-discretionary investment clients of Orient Securities) are presumed to be acting in concert with Guotai Junan Securities in accordance with class (5) of the definition of “acting in concert” under the Takeovers Code. Orient Securities holds 2,761,300 Guotai Junan A Shares and China Universal Asset Management Company Limited, an investee company of Orient Securities (controlled by Orient Securities as defined under the Takeovers Code), holds 26,410,365 Guotai Junan A Shares.

(5)	As at the date of this Joint Announcement, Haitong Securities and its subsidiaries hold 924,311 Guotai Junan A Shares and 6,211,800 Guotai Junan H Shares (together representing approximately 0.08% of the total issued shares of Guotai Junan Securities) from their proprietary trading, derivatives and fund management businesses. Among the aforementioned Guotai Junan Shares, 21,211 Guotai Junan A Shares are held by a subsidiary of Haitong Securities as a fund manager in the ordinary course of its fund management business.

Haitong Securities (as at the date of this Joint Announcement)

			Approx.		Approx.		Approx.
			% of total		% of total		% of total
			number of		number of		number of
		No. of	issued	No. of	issued	No. of	issued
Shareholders		H shares	H shares	A shares	A shares	shares	shares
(A)	Guotai Junan Securities(1)	–	–	21,169,867	0.22%	21,169,867	0.16%
(B)	Guotai Junan Concert Parties:
	UBS(2)	–	–	–	–	–	–
	Orient Securities(3)	–	–	25,673,799	0.27%	25,673,799	0.20%
(C)	Aggregate number of Haitong Shares held by Guotai Junan Securities and Guotai Junan Concert Parties (A) + (B)	–	–	46,843,666	0.49%	46,843,666	0.36%
Shanghai SASAC Entities:(4)
(D)	Guosheng Group	255,456,400	7.49%	1,100,871,067	11.40%	1,356,327,467	10.38%
(E)	Shanghai Electric Group	307,409,200	9.02%	344,546,418	3.57%	651,955,618	4.99%
(F)	Bright Food	–	–	480,275,000	4.97%	480,275,000	3.68%
(G)	Shenergy	–	–	322,162,086	3.34%	322,162,086	2.47%
(H)	Shanghai Jiushi	–	–	235,247,280	2.44%	235,247,280	1.80%
(I)	Shanghai Bailian	–	–	214,471,652	2.22%	214,471,652	1.64%
(J)	Subtotal (D) + (E) + (F) + (G) + (H) + (I)	562,865,600	16.51%	2,697,573,503	27.94%	3,260,439,103	24.96%
(K)	Haitong Securities(5)	–	–	28,692	0.00%	28,692	0.00%
(L)	Treasury Haitong A Shares(6)	–	–	77,074,467	0.80%	77,074,467	0.59%
(M)	Other Haitong A Shareholders	–	–	6,833,110,852	70.78%	6,833,110,852	52.30%
(N)	Other Disinterested Haitong H Shareholders	2,846,703,220	83.49%	–	–	2,846,703,220	21.79%
Total number of issued shares of Haitong Securities (C) + (J) + (K) + (L) + (M) + (N)		3,409,568,820	100%	9,654,631,180	100%	13,064,200,000	100%

Note:

(1)	As at the date of this Joint Announcement, Guotai Junan Securities and its subsidiaries hold 21,169,867 Haitong A Shares (representing approximately 0.16% of the total issued shares of Haitong Securities) from their proprietary trading, derivatives businesses and index tracking fund management businesses, among which a total of 19,182,172 Haitong A Shares are held by HuaAn Funds Management Co., Ltd. and Shanghai Guotai Junan Securities Asset Management Co., Ltd. (both of which are subsidiaries of Guotai Junan Securities) in their ordinary course of businesses. Due to the nature of the aforementioned proprietary trading, derivatives and index tracking fund management business, which requires HuaAn Funds Management Co., Ltd. and Shanghai Guotai Junan Securities Asset Management Co., Ltd., to, on a non-discretionary basis, deal in issued Haitong A Shares when managing index tracking funds, there may be potential fluctuation in respect of these interests during the offer period. For completeness, other than the aforesaid 21,169,867 Haitong A Shares, Guotai Junan Securities, in its ordinary course of its investment business, holds economic interests in an additional 415,800 Haitong A Shares through investing in investment products issued and/or managed by third parties but without holding any ownership or voting rights to such underlying Haitong A Shares. As the composition of the securities underlying such investment products may change under the management of third-party issuers/fund managers beyond the control of Guotai Junan Securities, there may be potential fluctuation in respect of these interests during the offer period. For the avoidance of doubt, each of HuaAn Funds Management Co., Ltd. and Shanghai Guotai Junan Securities Asset Management Co., Ltd. is a Guotai Junan Concert Party. Haitong A Shares in which Guotai Junan Securities and its subsidiaries are interested will form part of the Haitong Shares to be exchanged for Guotai Junan Shares under the Share Exchange.

(2)	Please refer to note (3) to the shareholding table of Guotai Junan Securities, under the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement”.

Notwithstanding the above:

(a)	Haitong Shares held by any member of the UBS Group acting in the capacity of an exempt principal trader connected with Guotai Junan Securities shall not be voted at the Haitong H Shareholders’ Class Meeting in accordance with the requirement of Rule 35.4 of the Takeovers Code; and

(b)	Haitong Shares held by such exempt principal traders may, subject to consent of the Executive, be allowed to be voted at the Haitong H Shareholders’ Class Meeting if: (i) such member of the UBS Group holds the relevant Haitong Shares as a simple custodian for and on behalf of non-discretionary clients; (ii) there are contractual arrangements in place between such member of the UBS Group and such non-discretionary client that strictly prohibit such member of the UBS Group from exercising any voting discretion over such Haitong Shares; (iii) all voting instructions shall originate from such non-discretionary client only (if no instructions are given, then no votes shall be cast for the relevant Haitong Shares held by such member of the UBS Group); and (iv) such non-discretionary client is not Guotai Junan Securities nor a Guotai Junan Concert Party.

(3)	Please refer to note (4) to the shareholding table of Guotai Junan Securities, under the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement”. Orient Securities holds 2,000 Haitong A Shares and China Universal Asset Management Company Limited, an investee company of Orient Securities (controlled by Orient Securities as defined under the Takeovers Code), holds 25,671,799 Haitong A Shares.

(4)	As at the date of this Joint Announcement and based on the information available to Haitong Securities, certain shareholders of Haitong Securities (namely Guosheng Group, Shanghai Electric Group, Bright Food, Shenergy, Shanghai Jiushi and Shanghai Bailian) are ultimately controlled by Shanghai SASAC. The Haitong H Shares held by Guosheng Group and Shanghai Electric Group (together representing approximately 16.51% of the total issued Haitong H Shares) form part of the Disinterested Haitong H Shares.

(5)	As at the date of this Joint Announcement, Haitong Securities’ subsidiary, Haitong International Asset Management (HK) Limited is the investment manager to exchange traded funds that hold 28,692 Haitong A Shares.

(6)	As at the date of this Joint Announcement, the 77,074,467 treasury Haitong A Shares comprise of 41,507,467 Haitong A Shares and 35,567,000 Haitong A Shares that were repurchased by Haitong Securities in 2023 and 2024 respectively. The voting rights attached to the treasury Haitong A Shares held by Haitong Securities are suspended under the Applicable Laws of the PRC and will not be exercised at the Haitong EGM nor at the Haitong A Shareholders’ Class Meeting. The treasury Haitong A Shares will form part of the Haitong Shares to be exchanged for Guotai Junan Shares under the Share Exchange and the Proposed Merger and will become treasury shares of the Post-Merger Company upon Closing. In accordance with the A-share Repurchase Reports by way of Centralised Bidding (《 關於以集中競價交易方式回購公司A股股份的回購報告書》) published by Haitong Securities on the SSE in 2023 and 2024, the treasury shares of the Post-Merger Company may be sold by way of a centralised bidding process after 12 months from the date that Haitong Securities published an announcement on the SSE in respect of completion of the relevant share repurchase. If such treasury shares are not sold within 3 years from such announcement date, such unsold treasury shares will be cancelled after completing the relevant procedures. After the Proposed Merger, the Post-Merger Company will make decisions on the specific treatment of the above-mentioned treasury shares.

The following table sets out the shareholding structure of the Post-Merger Company immediately after Closing and upon completion of the Proposed Placement respectively, based on the information available as of the date of this Joint Announcement and assuming that none of the Guotai Junan Dissenting Shareholders nor Haitong Dissenting Shareholders exercise their respective Guotai Junan Put Option and Haitong Put Option:

Post-Merger Company

		(immediately after the Closing Date)						(immediately after the Proposed Placement, which will be undertaken concurrently with the Share Exchange)(1)
Shareholders		No. of H shares	Approx. % of total no. of issued H shares	No. of A shares	Approx. % of total no. of issued A shares	No. of shares	Approx. % of total no. of issued shares	No. of H shares	Approx. % of total no. of issued H shares	No. of A shares	Approx. % of total no. of issued A shares	No. of shares	Approx. % of total no. of issued shares
(A)	Post-Merger Company(2)	6,211,800	0.18%	22,994,198	0.17%	29,205,998	0.17%	6,211,800	0.18%	22,994,198	0.16%	29,205,998	0.17%
(B)	Guotai Junan Concert Parties:
	Shanghai International(3)	276,000,000	7.87%	2,694,325,457	19.96%	2,970,325,457	17.47%	276,000,000	7.87%	3,320,499,533	23.51%	3,596,499,533	20.40%
	Mr. LI Junjie (executive director of Guotai Junan Securities)	-	-	599,686	0.00%	599,686	0.00%	-	-	599,686	0.00%	599,686	0.00%
	UBS(4)	-	-	-	-	-	-	-	-	-	-	-	-
	Orient Securities(5)	-	-	45,089,420	0.33%	45,089,420	0.27%	-	-	45,089,420	0.32%	45,089,420	0.26%
Subtotal		276,000,000	7.87%	2,740,014,563	20.30%	3,016,014,563	17.74%	276,000,000	7.87%	3,366,188,640	23.83%	3,642,188,640	20.66%
(C)	Guosheng Group	158,382,968	4.52%	682,540,062	5.06%	840,923,030	4.95%	158,382,968	4.52%	682,540,062	4.83%	840,923,030	4.77%
(D)	Shanghai Electric Group	190,593,704	5.44%	213,618,779	1.58%	404,212,483	2.38%	190,593,704	5.44%	213,618,779	1.51%	404,212,483	2.29%
(E)	Bright Food Group	-	-	297,770,500	2.21%	297,770,500	1.75%	-	-	297,770,500	2.11%	297,770,500	1.69%
(F)	Shenergy	-	-	199,740,493	1.48%	199,740,493	1.17%	-	-	199,740,493	1.41%	199,740,493	1.13%
(G)	Shanghai Jiushi	-	-	145,853,314	1.08%	145,853,314	0.86%	-	-	145,853,314	1.03%	145,853,314	0.83%
(H)	Shanghai Bailian Group	-	-	132,972,424	0.99%	132,972,424	0.78%	-	-	132,972,424	0.94%	132,972,424	0.75%
(I)	Treasury shares(6)	-	-	47,786,170	0.35%	47,786,170	0.28%	-	-	47,786,170	0.34%	47,786,170	0.27%
(J)	Other A Shareholders	-	-	9,014,484,269	66.78%	9,014,484,269	53.02%	-	-	9,014,484,269	63.82%	9,014,484,269	51.13%
(K)	Other H Shareholders	2,874,571,376	82.00%	-	-	2,874,571,376	16.91%	2,874,571,376	82.00%	-	-	2,874,571,376	16.31%
Total number of issued shares of the Post-Merger Company (A) + (B) + (C) + (D) + (E) + (F)+(G)+ (H) + (I) + (J) +(K)		3,505,759,848	100.00%	13,497,774,772	100.00%	17,003,534,620	100.00%	3,505,759,848	100.00%	14,123,948,848	100.00%	17,629,708,696	100.00%

Note:

(1)	Assuming 626,174,076 Placement A Shares will be issued under the Proposed Placement.

(2)	The shares held by the Post-Merger Company (together with its subsidiaries) are derived or constituted by the following types of shares:

(a)	Guotai Junan Shares held by HuaAn Funds Management Co., Ltd. (please refer to note (1) to the shareholding table of Guotai Junan Securities under the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement”);

(b)	Guotai Junan Shares held by Haitong Securities and its subsidiaries (please refer to note (5) to the shareholding table of Guotai Junan Securities under the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement”);

(c)	Haitong Shares held by Guotai Junan Securities and its subsidiaries (i.e. HuaAn Funds Management Co., Ltd. and Shanghai Guotai Junan Securities Asset Management Co., Ltd.) which will participate in the Share Exchange and become Guotai Junan Shares (please refer to note (1) to the shareholding table of Haitong Securities under the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement”); and

(d)	Haitong Shares held by a subsidiary of Haitong Securities which will participate in the Share Exchange and become Guotai Junan Shares (please refer to note (5) to the shareholding table of Haitong Securities under the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement”).

The above shares are held by Guotai Junan and Haitong Securities and/or their subsidiaries as part of their ordinary course of business (such as proprietary trading, derivatives businesses and fund management businesses) and carry voting rights, which are different from treasury shares by nature. These shares will be held by the Post-Merger Company (together with its subsidiaries) as assets. For the avoidance of doubt, each of HuaAn Funds Management Co., Ltd. and Shanghai Guotai Junan Securities Asset Management Co., Ltd. is a Guotai Junan Concert Party.

(3)	Please refer to the note (2) to the shareholding table of Guotai Junan Securities under the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement”.

(4)	Please refer to the note (3) to the shareholding table of Guotai Junan Securities, under the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement”.

(5)	Please refer to the note (4) to the shareholding table of Guotai Junan Securities, under the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement”.

(6)	Please refer to the note (6) to the shareholding table of Haitong Securities, under the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement”.

(7)	The above table does not take into account any fractional shares.

(4)	Relationship Between Shanghai International and Shanghai SASAC

Shanghai International, the controlling shareholder of Guotai Junan Securities, is wholly owned as to 100% by Shanghai SASAC. Shanghai SASAC is not “acting in concert” with Shanghai International for the purpose of the Takeovers Code in respect of matters of, including the exercising of voting power in, Guotai Junan Securities, as Shanghai SASAC has confirmed in writing that:

(a)	Shanghai SASAC, as the state-owned contributor of capital of Shanghai International, does not interfere with the day-to-day operations and decision-making process of Shanghai International other than fulfilling its responsibility as a contributor of capital and provision of oversight over the use of state-own assets.

(b)	Shanghai International, as the controlling shareholder and de facto controller of Guotai Junan Securities, makes independent decisions and exercises its rights as a shareholder of Guotai Junan Securities (including exercising the voting power at Guotai Junan Securities’ general meetings) based on its own interests in accordance with laws, regulations, and applicable governance documents.

(c)	Regarding matters pertaining to Guotai Junan Securities, Shanghai SASAC shall not give any instructions on matters independently decided by Shanghai International (including exercising the voting power at Guotai Junan Securities’ general meetings) in accordance with laws, regulations, and applicable governance documents, and in all circumstances, the independent decisions by Shanghai International shall prevail.

(5)	Other material information of Guotai Junan Securities and Haitong Securities

In compliance with the Administrative Measures for the Material Asset Restructurings of Listed Companies (Order of CSRC (No. 214)) promulgated by the CSRC and other PRC rules and regulations relating to the material asset restructuring of Guotai Junan Securities and Haitong Securities, Guotai Junan Securities and Haitong Securities each published a proposal in respect of the Proposed Merger and Proposed Placement (國泰君安証券股份有限公司換股吸收合併海通證券股份有限公司並募集配套資金暨關聯交易預案) on the SSE on the same day as this Joint Announcement.

The original Chinese versions and English translations of extracts of the relevant parts of this proposal containing material information with Takeovers Code implications are set out in a separate announcement published by each of Guotai Junan Securities and Haitong Securities on the website of the Hong Kong Stock Exchange (www.hkexnews. hk/index.htm) on the same day as this Joint Announcement. The full text of this proposal is published in Chinese on the website of the SSE (www.sse.com.cn).

(6)	Rights and Interests in Haitong Shares and Derivatives

As at the date of this Joint Announcement:

(i)	save as disclosed in the section headed “2. Background Information of the Proposed Merger – (3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement” above, there is no existing holding of voting rights and rights over Haitong Shares which Guotai Junan Securities or its subsidiaries owns or over which it has control or direction;

(ii)	save as disclosed in the section headed “2. Background Information of the Proposed Merger – (3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement” above, there is no existing holding of voting rights and rights over Haitong Shares which is owned or controlled or directed by any person acting in concert with Guotai Junan Securities;

(iii)	there is no existing holding of voting rights and rights over Haitong Shares in respect of which Guotai Junan Securities or any person acting in concert with it has received an irrevocable commitment in relation to the voting of the resolutions in respect of the Proposed Merger;

(iv)	there is no existing holding of voting rights and rights over Haitong Shares in respect of which Guotai Junan Securities or any person acting in concert with it holds convertible securities, warrants or options;

(v)	save for the short call options in respect of 1,734,956 Haitong A Shares held by Guotai Junan Securities and the total return swap arrangements in respect of 3,049,000 Haitong A Shares entered into by Guotai Junan Investments (Hong Kong) Limited (being a subsidiary of Guotai Junan Securities) for back-to-back hedging of the return swap arrangements in respect of 1,524,500 Haitong A Shares entered into by Guotai Junan Securities, there is no outstanding derivative in respect of securities in Haitong Securities entered into by Guotai Junan Securities or any person acting in concert with it (except those which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code);

(vi)	there is no arrangement (whether by way of option, indemnity or otherwise) in relation to Guotai Junan Shares or Haitong Shares and which might be material to the Proposed Merger;

(vii)	there is no agreement or arrangement (other than the Merger Agreement) to which Guotai Junan Securities is a party which relates to the circumstances in which it may or may not invoke or seek to invoke a pre-condition or a condition of the Proposed Merger;

(viii)	there are no relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in Haitong Securities which Guotai Junan Securities or any person acting in concert with it has borrowed or lent; and

(ix)	there is no understanding, arrangement or agreement which constitutes a special deal (within the ambit of Rule 25 of the Takeovers Code) between (i) any Haitong Shareholder; and (ii) either (a) Guotai Junan or its concert parties; or (b) Haitong Securities or Haitong Securities’ subsidiaries or associated companies.

3.	TERMS OF THE PROPOSED MERGER

(1)	Guotai Junan Securities to issue Guotai Junan A Shares and Guotai Junan H Shares in exchange for Haitong A Shares and Haitong H Shares

Guotai Junan Securities proposes to issue Guotai Junan A Shares and Guotai Junan H Shares to Haitong Share-Exchange Shareholders at the same Exchange Ratio in exchange, respectively, for the Haitong A Shares and Haitong H Shares held by such persons. Qualified Haitong Dissenting Shareholders will be entitled to, upon the valid exercise of the Haitong Put Options, receive cash provided by the Haitong Put Option Provider(s) for the Haitong A Shares and Haitong H Shares held by such persons. The Haitong A Shares and Haitong H Shares (if any) acquired by the Haitong Put Option Provider(s) will form part of the Haitong Shares to be exchanged into Guotai Junan Shares at the Exchange Ratio, which will then be held by the Haitong Put Option Provider(s) following the Share Exchange. Assuming that the Proposed Merger has become unconditional and there is no other change in the share capital structures of Guotai Junan Securities and Haitong Securities immediately before the Share Exchange, Guotai Junan Securities will, in accordance with the terms of the Merger Agreement, issue 8,099,804,000 Guotai Junan Shares, consisting of 5,985,871,332 Guotai Junan A Shares and 2,113,932,668 Guotai Junan H Shares. Immediately after the Closing Date, the aggregate number of Guotai Junan Shares will be 17,003,534,620, among which 13,497,774,772 will be Guotai Junan A Shares representing approximately 79.38% of its total issued share capital and 3,505,759,848 will be Guotai Junan H Shares representing approximately 20.62% of its total issued share capital.

Upon Closing, the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities.

(2)	Exchange Ratio and Basis of Determination

To ensure that the rights and interests of holders of A shares and holders of H shares are adequately safeguarded so as to achieve equality of treatment between holders of A shares and holders of H shares within the same company, a single Exchange Ratio has been agreed in respect of the Proposed Merger for the exchange of the A shares and H shares of Guotai Junan Securities with the A shares and H shares of Haitong Securities respectively.

The Exchange Ratio, being 0.62 : 1 (rounded to two decimal places), has been agreed after arm’s length negotiations between Guotai Junan Securities and Haitong Securities by taking into account the Market Reference Prices of the A shares of the two companies, and after deducting the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend, respectively.

This means that:

(a)	1 Haitong A Share shall be exchanged for 0.62 Guotai Junan A Shares to be issued by Guotai Junan Securities; and

(b)	1 Haitong H Share shall be exchanged for 0.62 Guotai Junan H Shares to be issued by Guotai Junan Securities.

Specifically, the Market Reference Prices for Guotai Junan A Shares and Guotai Junan H Shares are RMB13.98 per share and HK$7.89 per share, respectively, and the Market Reference Prices for Haitong A Shares and Haitong H Shares are RMB8.60 per share and HK$3.61 per share, respectively. After deducting the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend from the Market Reference Prices respectively, the exchange price of Guotai Junan A Shares is RMB13.83 per share and the exchange price of Haitong A Shares is RMB8.57 per share, which leads to the Exchange Ratio of 0.62 : 1; and the exchange price of Guotai Junan H Shares is HK$7.73 per share and the exchange price of Haitong H Shares is HK$4.79 per share, being the Exchange Ratio multiplied by the exchange price of Guotai Junan H Shares.

(3)	Put Options and Dissenting Shareholders who Exercise the Put Options

Pursuant to PRC regulatory requirements, cash put options will be provided to the Guotai Junan Dissenting Shareholders. Subject to the satisfaction of all the Conditions, the Qualified Guotai Junan Dissenting Shareholders will be entitled to sell their Guotai Junan Shares to the Guotai Junan Put Option Provider(s) at a cash price equal to RMB14.86 per Guotai Junan A Share and HK$8.54 per Guotai Junan H Share. The cash amounts have been determined according to the highest trading prices of Guotai Junan A Shares and Guotai Junan H Shares on the SSE and the Hong Kong Stock Exchange, respectively, during the 60 trading days of the Guotai Junan Shares prior to the date of this Joint Announcement.

The Guotai Junan A Shares and Guotai Junan H Shares acquired by the Guotai Junan Put Option Provider(s) from the Guotai Junan Dissenting Shareholders (if any) will be held by the Guotai Junan Put Option Provider(s). Guotai Junan Dissenting Shareholders shall not otherwise claim Guotai Junan Put Options from Guotai Junan Securities or Guotai Junan Shareholders who vote in favour of the Proposed Merger.

Pursuant to PRC regulatory requirements, cash put options will be provided to the Haitong Dissenting Shareholders. Subject to the satisfaction of all the Conditions, the Qualified Haitong Dissenting Shareholders will be entitled to sell their Haitong Shares to the Haitong Put Option Provider(s) at a cash price equal to RMB9.28 per Haitong A Share and HK$4.16 per Haitong H Share. The cash amounts have been determined according to the highest trading prices of Haitong A Shares and Haitong H Shares on the SSE and the Hong Kong Stock Exchange, respectively, during the 60 trading days of the Haitong Shares prior to the date of this Joint Announcement.

The Haitong A Shares and Haitong H Shares acquired by the Haitong Put Option Provider(s) from the Qualified Haitong Dissenting Shareholders (if any) will form part of the Haitong Shares to be exchanged into Guotai Junan A Shares and Guotai Junan H Shares respectively at the Exchange Ratio on the Share Exchange Date. Haitong Dissenting Shareholders shall not otherwise claim Haitong Put Options from Haitong Securities or Haitong Shareholders who vote in favour of the Proposed Merger.

Prior to the start of the Guotai Junan Put Option Declaration Period and Haitong Put Option Declaration Period (as applicable), Guotai Junan Dissenting Shareholders and Haitong Dissenting Shareholders who have given Guotai Junan Shares or Haitong Shares respectively as security for security lending transactions must transfer those Guotai Junan Shares and Haitong Shares (as the case may be) from the relevant credit guarantee account of a securities company to their ordinary securities account, in order to exercise any Guotai Junan Put Options and Haitong Put Options (as applicable). Guotai Junan Dissenting Shareholders and Haitong Dissenting Shareholders who have entered into securities repurchase transactions must complete the relevant repurchase procedures prior to the start of the Guotai Junan Put Option Declaration Period and Haitong Put Option Declaration Period (as applicable), in order to exercise any Guotai Junan Put Options and Haitong Put Options (as applicable). Further details will be included in the Joint Circular.

Under the Merger Agreement, the costs and taxes arising from the exercise of the Guotai Junan Put Option and the Haitong Put Option shall be borne by the Qualified Guotai Junan Dissenting Shareholders, Qualified Haitong Dissenting Shareholders, Guotai Junan Put Option Providers and/or Haitong Put Option Providers in accordance with the Applicable Laws. In the absence of Applicable Laws, Guotai Junan Securities and Haitong Securities shall resolve the matter by referring to standard market practice.

Save as required under Applicable Laws or otherwise disclosed in this Joint Announcement, all Guotai Junan Shareholders and Haitong Shareholders are entitled to vote for, vote against or abstain from voting in respect of the resolutions proposed in connection with the Proposed Merger.

Only those Guotai Junan Shareholders who vote against the Proposed Merger at the Guotai Junan EGM will be eligible to exercise the Guotai Junan Put Option in relation to their Guotai Junan H Shares and/or Guotai Junan A Shares, subject to satisfaction of the criteria set out in the definition of “Qualified Guotai Junan Dissenting Shareholder”.

Only those: (i) Haitong H Shareholders who vote against the Proposed Merger at both the (A) Haitong EGM and (B) Haitong H Shareholders’ Class Meeting; and (ii) Haitong A Shareholders who vote against the Proposed Merger at both the (A) Haitong EGM and (B) Haitong A Shareholders’ Class Meeting, will be eligible to exercise the Haitong Put Option in relation to their Haitong H Shares and/or Haitong A Shares, subject to satisfaction of the criteria set out in the definition of “Qualified Haitong Dissenting Shareholder”.

If the Proposed Merger is ultimately not implemented, the Guotai Junan Dissenting Shareholders and the Haitong Dissenting Shareholders shall have no right to exercise the Guotai Junan Put Option or the Haitong Put Option and shall not be entitled to claim any compensation or indemnity from Guotai Junan Securities or Haitong Securities.

After the record date for the Guotai Junan EGM and Haitong EGM, Haitong H Shareholders’ Class Meeting and Haitong A Shareholders’ Class Meeting, if the Guotai Junan Dissenting Shareholders and the Haitong Dissenting Shareholders sell their respective Guotai Junan Shares or Haitong Shares, the number of Guotai Junan Shares or Haitong Shares eligible for the Guotai Junan Put Option and Haitong Put Option will reduce correspondingly. If the Guotai Junan Dissenting Shareholders and the Haitong Dissenting Shareholders subsequently purchase Guotai Junan Shares or Haitong Shares after the relevant record date for the Guotai Junan EGM and Haitong EGM, Haitong H Shareholders’ Class Meeting and Haitong A Shareholders’ Class Meeting, the number of shares eligible for the Guotai Junan Put Option and Haitong Put Option will not increase.

Certain Guotai Junan Shareholders and Haitong Shareholders are entitled to vote on the resolutions relating to the Proposed Merger, but are excluded from being eligible to exercise the Guotai Junan Put Option and the Haitong Put Option, respectively. Please refer to the definition of “Qualified Guotai Junan Dissenting Shareholder” and “Qualified Haitong Dissenting Shareholder” in the “Definitions” section of this Joint Announcement for further details.

(4)	Notification to creditors

Under the Merger Agreement, Guotai Junan Securities and Haitong Securities agreed to comply with the relevant procedures relating to creditors’ notification and announcement in accordance with the Applicable Laws of the PRC. If any creditor of Guotai Junan Securities or Haitong Securities requests for early repayment of the indebtedness or requests for any guarantee in relation to such indebtedness within the statutory period, Guotai Junan Securities and Haitong Securities will, in accordance with Applicable Laws, either make or provide or cause a third party to make or provide, early repayment or guarantee to its creditors for such indebtedness.

If the relevant creditor of Guotai Junan Securities or Haitong Securities does not request for early repayment or guarantee within the relevant statutory period, the outstanding indebtedness will be assumed by the Post-Merger Company after the Closing Date.

(5)	Arrangements for employees

Following Closing, the employment contracts of all employees of Guotai Junan Securities (including those of its branches and business department) will continue with the Post-Merger Company and the employment contracts of all employees of Haitong Securities (including those of its branches and business department) will be assumed by and continue with the Post-Merger Company.

Prior to convening Guotai Junan EGM, Haitong EGM, Haitong H Shareholders’ Class Meeting and Haitong A Shareholders’ Class Meeting to consider the Proposed Merger, Guotai Junan Securities and Haitong Securities will separately convene an employees’ representative meeting or an employees’ general meeting to review the employee settlement plan following Closing.

(6)	Liabilities for breach of the Merger Agreement

According to the Merger Agreement, if Guotai Junan Securities or Haitong Securities breaches any of its representations, warranties, undertakings, makes any misrepresentations, or fails to perform any of its responsibilities or obligations under the Merger Agreement, such party commits a breach of contract. Such defaulting party shall, at the request of the other party, continue to perform its obligations or take measures to remedy the breach or give full, prompt, adequate and effective indemnification. Where the Proposed Merger fails to become effective or to be completed for reasons not attributable to either party of the Merger Agreement, none of the parties shall be liable for breach of contract.

(7)	Costs and taxes in relation to the Proposed Merger

All costs and taxes incurred as a result of the Proposed Merger shall be borne by Guotai Junan Securities and Haitong Securities in accordance with the provisions of the Applicable Laws, relevant documents and contracts.

4.	PRINCIPAL TERMS OF THE MERGER AGREEMENT

Guotai Junan Securities and Haitong Securities entered into the Cooperation Agreement on 5 September 2024 in relation to the Proposed Merger. Further to the Cooperation Agreement, on 9 October 2024, Guotai Junan Securities and Haitong Securities entered into a Merger Agreement which sets forth detailed terms and conditions for implementing the Proposed Merger. In addition to the terms set out in section headed “3. Terms of the Proposed Merger” above, the principal terms and conditions of the Merger Agreement include:

Parties	Guotai Junan Securities and Haitong Securities

Overview of the Proposed Merger	In accordance with the terms of the Merger Agreement and guided by the principles of combining strengths of two well-recognised and renowned businesses in the sector, achieving synergies and implementing a merger of equals, the Proposed Merger will be implemented by Guotai Junan Securities merging with Haitong Securities by way of absorption and share exchange, namely: (1) Guotai Junan Securities will issue Guotai Junan A Shares to the Haitong Share-Exchange Shareholders holding A shares and Guotai Junan H Shares to the Haitong Share-Exchange Shareholders holding H shares; (2) Guotai Junan Securities will apply to have the Guotai Junan A Shares and Guotai Junan H Shares to be issued under the Proposed Merger listed and traded on the SSE and the Hong Kong Stock Exchange, respectively; (3) the Haitong A Shares and Haitong H Shares will be delisted and cancelled; (4) upon Closing, the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities; and (5) after the Closing Date, completion of the cancellation and deregistration of the legal status of Haitong Securities, and the update of the business registration of Guotai Junan Securities.

The Proposed Merger will be effective as provided for by the PRC Company Law and shall be in compliance with the Hong Kong Listing Rules and the Takeovers Code.

Consideration	Guotai Junan Securities will issue 5,985,871,332 Guotai Junan A Shares and 2,113,932,668 Guotai Junan H Shares at the Exchange Ratio in exchange for 9,654,631,180 Haitong A Shares (including the treasury Haitong A Shares) and 3,409,568,820 Haitong H Shares, respectively, which equates to 0.62 Guotai Junan A Shares being issued in exchange for 1 Haitong A Share, and 0.62 Guotai Junan H Shares being issued for 1 Haitong H Share.

Application will be made to the Hong Kong Stock Exchange and SSE for the Guotai Junan H Shares and Guotai Junan A Shares to be issued under the Proposed Merger to be listed and traded on the Hong Kong Stock Exchange and SSE, respectively.

Treatment of fractions of shares	The number of Guotai Junan H Shares and Guotai Junan A Shares obtained by Haitong Share-Exchange Shareholders shall be in whole numbers. If the number of Guotai Junan H Shares and Guotai Junan A Shares to be obtained by a Haitong Shareholder through a share exchange of Haitong H Shares and Haitong A Shares for the respective Guotai Junan H Shares and Guotai Junan A Shares at the Exchange Ratio will not result in a whole number, such shareholders will be ranked in the order of the value of the remaining fraction after the decimal point from high to low, and one additional Guotai Junan H Share or Guotai Junan A Shares (as the case may be) will be given to each such Haitong Shareholder in that order until the number of shares actually exchanged is equal to the total number of shares proposed to be issued. If the number of shareholders with the same fraction is more than the number of remaining shares to be issued, shares will be allocated randomly by a computerised system until the number of shares actually exchanged is equal to the total number of shares proposed to be issued.

Put options for dissenting shareholders	Please refer to item 3 of the section headed “3. Terms of the Proposed Merger — Put Options and Dissenting Shareholders who exercise the Put Option” for details.

Conditions to the Merger Agreement becoming effective	The Merger Agreement shall become effective upon satisfaction of all of the following conditions (none of which shall be capable of being waived):

(a)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Guotai Junan Shareholders present and voting in person or by proxy at the Guotai Junan EGM to approve the Proposed Merger and the Merger Agreement;

(b)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Haitong Shareholders present and voting in person or by proxy at each of the Haitong EGM, the Haitong H Shareholders’ Class Meeting and the Haitong A Shareholders’ Class Meeting to approve the Proposed Merger and the Merger Agreement, provided that in terms of the Haitong H Shareholders’ Class Meeting: (i) approval is also given by 75% or more of the votes attaching to the Haitong H Shares held by the Disinterested Haitong H Shareholders that are cast either in person or by proxy at the Haitong H Shareholders’ Class Meeting; and (ii) the number of votes cast against the resolution is not more than 10% of the votes attaching to all Haitong H shares held by the Disinterested Haitong H Shareholders; and

(c)	the approval, filing and/or registration (if applicable) with or by Shanghai SASAC, SSE and CSRC in respect of the Proposed Merger having been obtained and remaining in effect.

Conditions to implementation of the Merger Agreement	Provided that the Merger Agreement has become effective, Closing shall be subject to satisfaction or appropriate waiver from Guotai Junan Securities and Haitong Securities (except for the conditions referred to in paragraphs (c) and (d) below which shall not be capable of being waived) of the following conditions:

(a)	the necessary approvals, filings or registrations with or by competent Governmental Authorities in relevant jurisdictions (including the CSRC and the SFC) in connection with the Proposed Merger which may be required pursuant to the licences and permits of any member of the Guotai Junan Group and Haitong Group, having been obtained or completed (as the case may be) and remaining in effect;

(b)	for the purposes of the Proposed Merger, Guotai Junan Securities and Haitong Securities having submitted foreign investment, anti-trust and other merger filings or applications to competent Governmental Authorities in relevant jurisdictions (other than the PRC) in relation to the Proposed Merger where notification, approval or no objection is legally required and having obtained or being deemed to have obtained all necessary approvals or having passed a prescribed period without objection (as applicable) from such relevant Governmental Authorities and remaining in effect, or having in place appropriate arrangements that are approved or accepted by such relevant Governmental Authorities in dealing with the relevant assets or businesses of the Guotai Junan Group and Haitong Group;

(c)	the clearance of all necessary PRC anti-trust filings with the SAMR for the Proposed Merger having been obtained; and

(d)	the approval from the Hong Kong Stock Exchange for the listing of, and permission to deal in, on the Hong Kong Stock Exchange the Guotai Junan H Shares to be issued as consideration for the Share Exchange.

Termination	The Merger Agreement may be terminated in any of the following circumstances:

(a)	if a competent Governmental Authority makes any permanent injunctions, laws, regulations, rules or orders that restricts or prohibits Closing and such restriction or prohibition is final and not capable of being appealed, either Guotai Junan Securities or Haitong Securities will be entitled to terminate the Merger Agreement by written notice;

(b)	if the Merger Agreement cannot be performed for a continuous period of 60 days due to any force majeure event, either Guotai Junan Securities or Haitong Securities will be entitled to terminate the Merger Agreement by written notice. The party affected by the force majeure event shall notify the other party within 10 business days of its occurrence and provide any available evidence; or

(c)	if one party commits a material breach of the Merger Agreement and such material breach is not remedied within 30 days following written notice from the non-defaulting party to the defaulting party, the non-defaulting party will be entitled to unilaterally terminate the Merger Agreement by written notice.

Arrangements during the Transitional Period	During the Transitional Period, except for matters that have been agreed in writing in advance, have been, or should have been known, to Guotai Junan Securities and Haitong Securities, Guotai Junan Securities and Haitong Securities shall maintain stability in their assets, businesses, employees and operations and operate independently in accordance with their past practices and operating methods. Guotai Junan Securities and Haitong Securities will not make any significant decisions that are inconsistent with its ordinary course of business nor engage in any activities that may give rise to significant debts, obligations, or liabilities, and that may have a material adverse effect on their operations and financial condition.

During the Transitional Period, except for the Proposed Merger and matters to which Guotai Junan Securities and Haitong Securities have agreed (including in respect of Guotai Junan Securities’ share incentive program), Guotai Junan Securities and Haitong Securities shall not increase or decrease its respective total share capital or issue convertible bonds or make any adjustments to its respective share capital.

During the Transitional Period, Guotai Junan Securities and Haitong Securities (including their respective subsidiaries) are required to notify in writing and obtain the other party’s prior written consent before implementing the following matters:

(a)	provision of external guarantees, or granting of mortgages, pledges or other third party rights over its assets, in each case outside the ordinary course of business;

(b)	assume material liabilities other than for the ordinary course of business or as required by Applicable Laws;

(c)	waiver of material rights, gift of assets, or forgiveness of third party material liabilities;

(d)	conduct material asset transfers, acquisitions, mergers and replacements that are not in the ordinary course of business;

(e)	enter into any arrangement that is not in the ordinary course of business and that may have a material adverse effect on the Proposed Merger;

(f)	material amendment to the compensation or benefits of executives or employees other than those customarily carried out in the ordinary course of business; and

(g)	other matters that may have a material adverse effect on its assets, finances and continuing operations.

Arrangements for profit distribution and accumulated profits during the Transitional Period	For the period between the date of the Merger Agreement and the Closing Date, save for the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend, Guotai Junan Securities and Haitong Securities shall not undertake any ex-rights or ex-dividend actions such as distribution of profits, conversion and capitalisation of reserves into share capital and rights issues. Any accumulated profits of Guotai Junan Securities and Haitong Securities which remain undistributed as at the Closing Date shall be for the benefit of the shareholders of the Post- Merger Company as a whole according to their shareholding ratio.

After Closing, the Post-Merger Company will consider and make decisions on dividend-related matters by taking into account factors including net profits for the year and cashflow requirements.

As at the date of this Joint Announcement, save for the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend, Guotai Junan Securities and Haitong Securities have not declared any dividend that has not been paid, and have no intention to declare, make or pay any dividend to the Guotai Junan Shareholders or Haitong Shareholders respectively between the date of this Joint Announcement and the earlier of: (a) the Closing Date; and (b) the date that the Proposed Merger is terminated (as the case may be).

With respect to condition (a) set out in the paragraph headed “Conditions to implementation of the Merger Agreement” in this section, as at the date of this Joint Announcement, other than regulatory approvals in the PRC and Hong Kong, it is anticipated that no other material regulatory approvals may be required in respect of the Proposed Merger pursuant to the licences and permits held by any member of the Guotai Junan Group and Haitong Group.

Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, Guotai Junan Securities and Haitong Securities may only invoke conditions (a) and/or (b) set out in the paragraph headed “Conditions to implementation of the Merger Agreement” in this section or terminate the Merger Agreement in accordance with the paragraph headed “Termination” in this section as a basis for not proceeding with the Proposed Merger only if the circumstances which give rise to the right to invoke any such condition or termination right are of material significance to Guotai Junan Securities or Haitong Securities in the context of the Proposed Merger.

As at the date of this Joint Announcement, none of the Conditions have been fulfilled or waived.

5.	GUOTAI JUNAN SECURITIES’ SPECIFIC MANDATE TO ISSUE GUOTAI JUNAN A SHARES AND GUOTAI JUNAN H SHARES UNDER THE PROPOSED MERGER

On 9 October 2024, the Guotai Junan Board resolved to seek, at the Guotai Junan EGM that it be granted an unconditional specific mandate enabling it, when the Proposed Merger is given effect and as required by the Proposed Merger, to determine and implement the issuance of 5,985,871,332 Guotai Junan A Shares and 2,113,932,668 Guotai Junan H Shares, and to have full authority to deal with any and all matters necessary or appropriate for the issuance of the Guotai Junan A Shares and Guotai Junan H Shares and to deal with any details of the issue, registration and transfer of relevant shares as well as matters relating to listing on the SSE and the Hong Kong Stock Exchange (including the right to adjust the proposed price and numbers of new Guotai Junan A Shares and Guotai Junan H Shares to be issued to the extent allowed and in accordance with the Applicable Laws or requirements or requests by the applicable Governmental Authorities). The above specific mandate will be approved as part of the approval of the Proposed Merger.

The Guotai Junan H Shares and Guotai Junan A Shares to be issued by Guotai Junan Securities in accordance with the Proposed Merger will rank pari passu with the existing Guotai Junan Shares, except for any existing restrictions on the rights in respect of any Haitong Share which will remain effective on such new shares to be issued by Guotai Junan Securities.

Guotai Junan Securities will apply to the Hong Kong Stock Exchange for the listing of and permission to deal in the Guotai Junan H Shares to be issued under the Proposed Merger, which will be implemented after approval by the Hong Kong Stock Exchange.

6.	COMPARISONS OF H SHARE VALUE

(1)	Comparison of the Exchange Ratio

The Exchange Ratio is 0.62: 1, that is every 1 Haitong Share can be exchanged for 0.62 Guotai Junan Shares. The Exchange Ratio (0.62 : 1) is higher than the indicative exchange ratios implied by the H share trading prices of Guotai Junan Securities and Haitong Securities, as shown in the table below:

	Trading periods leading up to the date of this Joint Announcement
	Last Trading Date(1)		20 Trading Days		60 Trading Days(2)
Volume-weighted average price of Haitong H Shares during the specified trading period after deducting Haitong 2024 Interim Dividend	HK$	3.63	HK$	3.46	HK$	3.58
Volume-weighted average price of Guotai Junan H Shares during the specified trading period after deducting Guotai Junan 2024 Interim Dividend	HK$	7.91	HK$	7.70	HK$	7.73
Volume-weighted average price of Haitong H Shares during the specified trading period after deducting Haitong 2024 Interim Dividend/volume-weighted average price of Guotai Junan H Shares during the specified trading period after deducting Guotai Junan 2024 Interim Dividend		0.46	0.45		0.46

Note:	(1)	Closing price instead of volume-weighted average price is used for calculation under Last Trading Date.

(2)	The volume-weighted average prices of Guotai Junan Shares and Haitong Shares during the 60 trading days have adjusted for Guotai Junan Securities’ and Haitong Securities’ final dividends for 2023.

(2)	Comparison of the exchange price

The Proposed Merger will be implemented at the Exchange Ratio. The comparisons below are provided solely for the convenience of Guotai Junan Shareholders, Haitong Shareholders and potential investors. They are illustrations only. Guotai Junan Shareholders and Haitong Shareholders should use the comparisons with care and take into account other disclosures in this Joint Announcement, including the reasons and purpose of the Proposed Merger.

The exchange price for each Haitong H Share of HK$4.79 represents:

(a)	a premium of approximately 31.96% over the closing price of each Haitong H Share of HK$3.63 on the Hong Kong Stock Exchange as of the Last Trading Date, after deducting the Haitong 2024 Interim Dividend;

(b)	a premium of approximately 38.44% over the volume-weighted average price of HK$3.46 of each Haitong H Share on the Hong Kong Stock Exchange for the 20 trading days immediately prior to the date of this Joint Announcement, after deducting the Haitong 2024 Interim Dividend;

(c)	a premium of approximately 33.80% over HK$3.58 of each Haitong H Share, being the Market Reference Price of each Haitong H Share (for the 60 trading days immediately prior to the date of this Joint Announcement) after deducting the Haitong 2024 Interim Dividend; and

(d)	an implied P/B Ratio of 0.35 and 0.35 over the audited net asset value attributable to owners of Haitong Securities per Haitong Share as of 31 December 2023 and the unaudited net asset value attributable to owners of Haitong Securities per Haitong Share as of 30 June 2024, respectively. In comparison, the closing price as of the Last Trading Date of Haitong H Share after deducting Haitong 2024 Interim Dividend implies P/B Ratio of 0.27 and 0.26 over the audited net asset value attributable to owners of Haitong Securities per Haitong Share as of 31 December 2023 and the unaudited net asset value attributable to owners of Haitong Securities per Haitong Share as of 30 June 2024 respectively. The audited net asset value attributable to owners of Haitong Securities per Haitong Shares as of 31 December 2023 is adjusted by deducting the Haitong Securities’ final dividend for 2023 and the Haitong 2024 Interim Dividend.

7.	PROPOSED PLACEMENT OF PLACEMENT A SHARES

To raise ancillary funds to increase the capital, support the development for business lines of the Post-Merger Company, replenish the working capital, repay debts and fund the costs for the Proposed Merger and the post-merger integration of the Post-Merger Company, Guotai Junan Securities proposed to approve the issuance of such number of Placement A Shares at an issue price of RMB15.97 per Placement A Share, to the Subscriber for a total consideration of up to RMB10,000,000,000. Pursuant to Applicable Laws of the PRC, the issue price is determined on the basis that it shall not be lower than (a) 80% of the volume-weighted average price for the 20 trading days of Guotai Junan A Shares immediately prior to the date of this Joint Announcement and (b) the net asset value per share attributable to ordinary shareholders of the listed company based on the audited consolidated statements of the most recent financial year prior to the date of this Joint Announcement of Guotai Junan Securities, and deducting the Guotai Junan 2024 Interim Dividend and Guotai Junan Securities’ final dividend for 2023.

It is expected that the number of Placement A Shares to be issued under the Proposed Placement will not exceed 626,174,076 (with an aggregate nominal value of RMB626,174,076) or 3.55% of the enlarged total issued share capital of the Post-Merger Company (assuming that, other than in relation to the Proposed Merger and Proposed Placement, there will be no change to the shareholding structure of the Post-Merger Company). The final number of Placement A Shares to be issued under the Proposed Placement will be determined by the size of the ancillary funds approved by the SSE and ultimately registered by the CSRC.

Guotai Junan Securities and the Subscriber have entered into the Placement Subscription Agreement on 9 October 2024 pursuant to which Guotai Junan Securities has conditionally agreed to allot and issue, and the Subscriber has conditionally agreed to subscribe for, such number of Placement A Shares for a total consideration of up to RMB10,000,000,000 in accordance with the terms and conditions as set out in the Placement Subscription Agreement. The principal terms of the Placement Subscription Agreement are set out as follows:

Date	:	9 October 2024

Parties	:	(a) Guotai Junan Securities (as issuer); and

(b) Subscriber (as subscriber).

Issuance size	:	Up to RMB10 billion; and up to 626,174,076 Placement A Shares

Issue price	:	The issue price has been set at a fixed price of RMB15.97 per Placement A Share.

Conditions Precedent	:	The Placement Subscription Agreement shall become effective upon satisfaction of the following conditions:

(i)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Guotai Junan Shareholders present and voting in person or by proxy at the Guotai Junan EGM to approve the Proposed Placement;

(ii)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Haitong Shareholders present and voting in person or by proxy at each of the Haitong EGM, the Haitong H Shareholders’ Class Meeting and the Haitong A Shareholders’ Class Meeting to approve the Proposed Placement;

(iii)	the approval, filing or registration (if applicable) by Shanghai SASAC, SSE and CSRC in respect of the Proposed Placement having been obtained and remaining in effect;

(iv)	the Merger Agreement becoming effective; and

(v)	the approval by the shareholder of the Subscriber in respect of the Proposed Placement having been obtained.

Source of funds	:	Internal resources of the Subscriber[2].

Completion	:	Upon receiving a payment notice from Guotai Junan Securities, the Subscriber shall pay by cash in one instalment the subscription amount. Such payment notice shall be provided at least 10 working days prior to the payment deadline.

Lock-up	:

Unless transfers are permitted by Applicable Laws, the Placement A Shares subscribed by the Subscriber pursuant to the Proposed Placement shall be subject to a lock-up period of 60 months from the date of issue of such Placement A Shares. Any additional Guotai Junan A Shares acquired by the Subscriber as a result of certain circumstances including bonus issues or conversion of capital reserves into share capital with respect to the Placement A Shares shall also be subject to the aforementioned lock-up period. Upon expiry of the lock-up period, transfers of the Placement A Shares shall be conducted in accordance with relevant rules of the CSRC and the SSE.

The aforementioned lock-up period shall be adjusted from time to time according to the latest requirements of the CSRC and the SSE.

The Subscriber undertook to comply with the lock-up provisions as set out above.

Liability for breach	:	(i)	the party in default of any provision of the Placement Subscription Agreement shall be responsible for the losses and consequences caused by such default;

(ii)	it is a breach of the Placement Subscription Agreement if any of the representations or warranties turns out to be untrue, inaccurate or with material omissions, or if such representation or warranty is not performed appropriately and timely; it is also a breach of the Placement Subscription Agreement if any undertaking or obligation is not performed. The party in default shall be responsible for all losses, damages and costs (including but not limited to reasonable legal costs);

[2]	The Subscriber undertook that (i) its assets are in good condition and there is no adverse factors jeopardizing its obligation to settle the consideration for the Proposed Placement timely in full: (ii) the consideration shall be funded by internal resources of the Subscriber and there is no agreements or other arrangements between the Subscriber and Guotai Junan Securities in relation to provision of financial assistance by Guotai Junan Securities or its substantial shareholders directly or through other parties; and (iii) the Subscriber shall be responsible for any damages caused to Guotai Junan Securities due to a breach of the undertaking.

(iii)	if registration of the Placement A Shares cannot be completed due to reasons attributable to Guotai Junan Securities, Guotai Junan Securities shall be liable for the losses caused to the Subscriber; and

(iv)	if any adjustment to or cancellation of the Proposed Placement is required due to a material change in the regulation, decision or requirement of Applicable Laws or by relevant Governmental Authorities, Guotai Junan Securities shall not be liable to the Subscriber, any legal documents issued by the Subscriber pursuant to the Proposed Placement shall be terminated or shall cease to be effective and shall no longer be binding on the Subscriber.

Pursuant to Applicable Laws, the issue price for Placement A Shares shall not be lower than (a) 80% of the volume-weighted average price for the 20 trading days of Guotai Junan A Shares immediately prior to the date of this Joint Announcement; and (b) the net asset value per share attributable to ordinary shareholders of the listed company based on the audited consolidated statements of the most recent financial year prior to the date of this Joint Announcement of Guotai Junan Securities and deducting the Guotai Junan 2024 Interim Dividend and Guotai Junan Securities final dividend for 2023. The issue price for each Placement A Shares of RMB15.97 represents/is:

(a)	a premium of approximately 9.76% over the closing price of each Guotai Junan A Share of RMB14.55 as of the Last Trading Date, after deducting Guotai Junan 2024 Interim Dividend;

(b)	a premium of approximately 12.78% over the volume-weighted average price of RMB14.16 of each Guotai Junan A Share for the 20 trading days immediately prior to the date of this Joint Announcement, after deducting Guotai Junan 2024 Interim Dividend;

(c)	a premium of approximately 15.47% over the Market Reference Price of RMB13.83 of each Guotai Junan A Share for the 60 trading days immediately prior to the date of this Joint Announcement, after deducting the Guotai Junan 2024 Interim Dividend; and

(d)	approximately equal to the audited net asset value of RMB15.97 per share attributable to ordinary shareholders of Guotai Junan Securities as of 31 December 2023, after adjusting for the final dividend declared by Guotai Junan Securities for 2023 and deducting the Guotai Junan 2024 Interim Dividend.

The gross proceeds of the Proposed Placement will be no more than RMB10,000,000,000. The Post-Merger Company intends to apply the net proceeds to increase the capital, support the development for business lines of the Post-Merger Company, replenish the working capital, repay debts and fund the costs for the Proposed Merger and the post-merger integration of the Post-Merger Company. Further details of the use of proceeds will be disclosed in the Joint Circular. The net price of the Guotai Junan A Share to be issued will be disclosed in accordance with the requirements of Hong Kong Listing Rules upon completion of the Proposed Placement and determination of the relevant expenses incurred or to be incurred in relation to the Proposed Placement.

Other than the lock-up restrictions set out in this section headed “Lock-up”, the Placement A Shares will not be subject to any lien, pledge, charge or other restriction, and all relevant rights shall attach to such shares, including the right to receive all dividends and other distributions (if any) declared, made or paid on or after the issue date, and such shares will rank pari passu with the existing Guotai Junan A Shares.

Any accumulated profits of Guotai Junan Securities which remain undistributed prior to the date of issue of the Placement A Shares shall be for the benefit of the shareholders of the Post-Merger Company as a whole.

The undertaking of the Proposed Placement is subject to and conditional upon the Proposed Merger, whilst the Proposed Merger is not conditional upon the undertaking of the Proposed Placement.

The Guotai Junan Board expects that the public float requirement under the Hong Kong Listing Rules will continue to be satisfied after Closing and completion of the Proposed Placement.

As at the date of this Joint Announcement, the Subscriber holds 23.06% of the total issued shares in Guotai Junan Securities and is a wholly-owned subsidiary of Shanghai International.

8.	REASONS AND PURPOSE OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Proposed Merger

(I)	Background

1.	Accelerate the building of China into a financial powerhouse and creating ‘strong and powerful financial institutions’

China is at a pivotal stage of building itself into a great country and advancing the path of its people’s rejuvenation towards modernisation with Chinese characteristics, by promoting new growth drivers and high-quality development. Under the Chinese path towards modernisation, the Chinese capital market continues to reform and is playing an increasingly important role in optimizing resources allocation, driving rapid economic development, promoting long-term social stability, and supporting technological innovation.

In October 2023, the Central Financial Work Conference stressed the importance of the capital market from a top-level perspective and put forward the goal of accelerating the work of building China into a financial powerhouse, with the emphasis of the unwavering steadfast development of such with Chinese characteristics. Such financial powerhouse should encompass a series of core key financial elements, including being in possession of ‘strong and powerful financial institutions’. A strong and powerful financial institution is not only the cornerstone and supporting force of high-quality economic growth within the society, but is also an important vehicle in maintaining the stability of financial markets and enhancing the comprehensive capabilities of the country. Through the creation of strong and powerful financial institutions, Chinese modernization can be realized through developing high-quality financial services servicing the new open economy, bringing forth efficient incremental rights to global resources allocation, pricing power in the financial markets, governance in the international financial markets, influence in financial theories and servicing higher levels within the new open economy.

2.	Continuously push forward the development of Shanghai as an international financial center and bringing forth a new stage of elevated capabilities

In 2009, the State Council issued the Opinions of the State Council on Facilitating Shanghai in Accelerating the Development of Modern Service Industry and Advanced Manufacturing Industry to Build an International Financial Center and International Shipping Center (《關於推進上海加快發展現代服務業和先進製造業建設國際金融中心和國際航運中心的意見》), stipulating the development of Shanghai into an international financial center as a national initiative. The Central Financial Work Conference in 2023 clearly put forward the goal of “enhancing the competitiveness and influence of Shanghai as an international financial center”. In 2024, the third plenary session of the 20th Central Committee of the Communist Party of China adopted A Resolution of the Central Committee of the Communist Party of China on Further Deepening Reform Comprehensively to Advance Chinese Modernization ( 《中共中央關於進一步全面深化改革推進中國式現代化的決定》), bringing forth the goal of ‘accelerating the establishment of Shanghai as an international financial center’.

After years of unremitting efforts, significant progress has been made in developing Shanghai into an international financial center. Shanghai has been built into an international financial center commensurate with China’s economic strength and the international status of the RMB. Firstly, the landscape of the financial market has been improving, and the core function of the financial center has been continuously enhancing; secondly, the financial reform and opening-up has been further promoted, providing strong support for the development of the real economy; thirdly, the role of the hub and gateway for opening-up of the financial sector has become more prominent, and international connectivity has been continuously expanded; fourthly, the financial operation and business environment have been optimized, and the influence of the financial center has been significantly enhanced. As of now, Shanghai is continuously optimizing its financial markets ecosystem, including that of its products, institutions and infrastructure facilities. The merger and reorganization of first-class investment banks to create a world-class top-tier investment bank will effectively support Shanghai as an international finance hub to develop and progress towards a new stage with elevated capabilities.

3.	Policies support large financial institutions to become better and stronger, and the industry ushers in historic development opportunities

The Central Financial Work Conference proposed to ‘cultivate first-class investment banks and investment institutions’ and ‘support large state-owned financial institutions to be better and stronger’. In March 2024, the CSRC issued “Opinions on Strengthening the Supervision of Securities Companies and Public Funds to Accelerate the Building of First-class Investment Banks and Investment Institutions (Trial)” (《關於加強證券公司和公募基金監管加快推進建設一流投資銀行和投資機構的意見(試行)》), proposing to form two to three internationally competitive and market-leading investment banks and investment institutions by 2035. In April 2024, the State Council issued “Several Opinions on Strengthening Regulation and Preventing Risks and Promoting the High-quality Development of the Capital Market” (《關於加強監管防範風險推動資本市場高品質發展的若干意見》), which proposes to promote the high-quality development of securities and fund institutions, support leading institutions to improve their core competitiveness through mergers and acquisitions, organizational innovation and other methods, and encourage and guide top players to further consolidate listed companies in the industry value chain based on their core businesses. In September 2024, the CSRC issued “Opinions on Deepening the Reform of the Market for Acquisitions and Reorganizations of Listed Companies” (《關於深化上市公司併購重組市場改革的意見》), stating ‘support of mergers and acquisitions of listed securities companies to elevate their core competitiveness and accelerate the development of first-class investment banks’.

The Chinese capital markets are equipped with an investor base that is globally most active and largest in scale, with enormous market potential and broad room for development. The combination of leading institutions within the industry through mergers and acquisitions to become better and stronger will drive and recalibrate the competitive landscape of the industry, generating an ecosystem of diversified financial products and services that will satisfy the needs of investors, nourishing capital market functions that are well coordinated between investments and financing. This will help better establish strategic positioning across the ‘five key chapters’ of technology finance, green finance, inclusive finance, pension finance and digital finance and capture unprecedented development opportunities.

(II)	Purpose

1.	Combination of top players to seize the opportunities of time and accelerate the development of a world-class investment bank

Both Guotai Junan Securities and Haitong Securities are large comprehensive financial institutions, with leading positions in capital scale, profitability and comprehensive capabilities. Both institutions have played an important role in promoting financial market reform and opening-up as well as serving the real economy. They are important players in building China into a ‘financial powerhouse’.

The Proposed Merger will consolidate the top players. Following so, the Post- Merger Company will set foot on the quality foundations of the high degree of openness, economic vitality, abundant resources across industries and solid strengths within technological innovation of Shanghai to optimize the infrastructure and human resources within the financial market. Simultaneously, the Post-Merger Company shall fully rely on its industry-leading advantage, actively capturing policy-driven opportunities and optimize the supply side of the financial market to better promote its capabilities as the ‘service provider’ of direct financing, the ‘gatekeeper’ of the capital market and the ‘manager’ of social wealth, injecting momentum to the innovation and development of capital market and securities industry. The Proposed Merger will help the Post-Merger Company accelerate its transformation into an investment bank with international competitiveness and market influence.

2.	Reinforce complementary advantages and enhance core functionality to fully establish leading core competitiveness

Upon completion of the Proposed Merger, the Post-Merger Company will achieve complementary advantages by integrating and optimizing the superior resources of Guotai Junan Securities and Haitong Securities, including their respective customer, assets, talent, branding and shareholder resources. The Post-Merger Company will build comprehensive and balanced business divisions to further reinforce core capabilities, take advantage of its scale and synergies in an effort to seize market opportunities, increase market share, consolidate its dominant position and establish a fully leading core competitiveness.

In addition, the Post-Merger Company will integrate the respective capabilities and experience of Guotai Junan Securities and Haitong Securities in digital technology, compliance and risk control, which will bring forth more professional leading core technologies and concentrated and efficient operating systems, as well as a more sound and comprehensive compliance and risk management system. This will strengthen the innovation and risk resistance capabilities of the Post-Merger Company, improving quality and efficiency through digitalization and intelligence empowerment, and build a solid bottom line of financial security.

3.	Optimize layout, benchmark against world-class standards with active participation in global competition and resource allocation

The Post-Merger Company will improve its international layout with the establishment of a comprehensive global financial services network covering Shanghai, Hong Kong, Macau, Singapore, New York, London, Tokyo, Mumbai and other major global capital markets, with coverage spanning across developed markets including that of North America and Europe, as well as emerging markets including that of Asia and Latin America.

The Post-Merger Company will comprehensively enhance its cross-border and global integrated capabilities in financial services, improving the linkage between its domestic and overseas businesses, resources and markets, so as to better participate in global competition and resource allocation on behalf of the Chinese financial industry in the global financial arena. This will help provide high quality global wealth management, investment management and cross-border financing services for global retail, corporate and institutional customers, striving to become a world-class investment bank that can meet various cross-border financing and global assets allocation demands from customers.

Proposed Placement

The CSRC put forward the concept of strengthening the supervision of capital market and issued the new “National Nine Guidelines” in 2024. Since then, multiple regulatory policies have been rolled out which set a clear goal to strengthen capital market regulation, guard against risks and promote the high-quality development of capital market. For securities firms, capital strength is a key driver to develop capital business, improve their ability to serve the real economy, and build core competitiveness. With the Proposed Placement, the Post-Merger Company aims to build up its capital base, enhance capital strength, seize the growth opportunity in the capital market as well as the securities industries, and build differentiated competitiveness to seize strategic opportunities for the company to grow and compete.

Meanwhile, the Proposed Placement can help strengthen the capability of the Post-Merger Company to mitigate risks and enhance governance. With the rapid development of innovative business among securities firms, there is a growing requirement for securities firms to manage risks and promote corporate governance. Sufficient capital base plays a critical role to protect against various risks, as the most effective tool. Abundant capital base can provide essential and critical buffer to guard against potential losses caused by various risks, including market risks, transaction risks, information technology risks and operational risks, and support high quality and sustainable growth.

In summary, the Proposed Placement will help the Post-Merger Company to proactively capture strategic opportunities in the capital market, further consolidate the capital strength and resources, and improve its competitive strength and meet the new requirements introduced by the regulation under the current circumstances.

Views of the Boards of Guotai Junan Securities and Haitong Securities

Having taken into account reasons for and purpose of the Proposed Merger and its effects as set out above, the Guotai Junan Board is of the view that the terms of the Proposed Merger are fair and reasonable and in the interests of Guotai Junan Securities and its shareholders as a whole, and have been decided through arm’s length negotiations by the parties.

Having taken into account reasons for and purpose of the Proposed Merger and its effects as set out above, the Haitong Board (other than the Haitong IBC, whose view pursuant to the Takeovers Code will be given after receiving the opinion of the Haitong IFA) is of the view that the terms of the Proposed Merger are fair and reasonable and in the interests of Haitong Securities and its shareholders as a whole and have been decided through arm’s length negotiations by the parties.

Having taken into account reasons for and purpose of the Proposed Placement and its effects as set out above, the Guotai Junan Board (other than Mr. LIU Xinyi, Ms. GUAN Wei, Mr. ZHONG Maojun and Mr. CHEN Hua, all being non-executive directors of Guotai Junan Securities, who were nominated by Shanghai International and have abstained from voting on the resolutions relevant to the Proposed Placement at the Guotai Junan Board meeting, and the Guotai Junan IBC, whose view will be given after receiving the opinion of the Guotai Junan IFA) is of the view that the terms of the Proposed Placement are fair and reasonable and in the interests of Guotai Junan Securities and its shareholders as a whole and have been decided through arm’s length negotiations by the parties.

9.	IMPACT OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT ON THE SHAREHOLDING STRUCTURES OF GUOTAI JUNAN SECURITIES, HAITONG SECURITIES AND POST-MERGER COMPANY

The shareholding structures of Guotai Junan Securities and Haitong Securities as at the date of this Joint Announcement and prior to the Proposed Merger are as follows:

	Number of A Shares		Percentage of A Shares	Number of H Shares	Percentage of H Shares	Total Number of Issued Shares
Guotai Junan Securities	7,511,903,440		84.37%	1,391,827,180	15.63%	8,903,730,620
Haitong Securities	9,654,631,180	(1)	73.90%	3,409,568,820	26.10%	13,064,200,000

Note: (1)	Including 77,074,467 treasury Haitong A Shares, which will be exchanged for Guotai Junan Shares under the Share Exchange and the Proposed Merger.

The shareholding structure of the Post-Merger Company immediately after the Closing Date (assuming that, other than in relation to the Proposed Merger and Proposed Placement, there will be no change to the shareholding structure of the Post-Merger Company) will be as follows:

	Number of A Shares	Percentage of A Shares	Number of H Shares	Percentage of H Shares	Total Number of Issued Shares
Guotai Junan Shares in issue prior to the Proposed Merger	7,511,903,440	84.37%	1,391,827,180	15.63%	8,903,730,620
Guotai Junan Shares in issue after the Share Exchange under the Proposed Merger	13,497,774,772	79.38%	3,505,759,848	20.62%	17,003,534,620
Proposed Placement of Placement A Shares (to occur concurrently with the Share Exchange)(1)	626,174,076	100.00%	–	–	626,174,076
Total issued shares of the Post-Merger Company	14,123,948,848	80.11%	3,505,759,848	19.89%	17,629,708,696

(1)	Assuming 626,174,076 Placement A Shares will be issued under the Proposed Placement.

The Proposed Merger constitutes a material asset restructuring of both Guotai Junan Securities and Haitong Securities under the Administrative Measures for the Material Asset Restructuring of Listed Companies (Order of CSRC (No. 214)).

10.	EQUITY FUNDRAISING ACTIVITIES IN THE PAST 12 MONTHS

Guotai Junan Securities has not had any funds raised on any issue of equity securities in the 12 months immediately preceding this Joint Announcement.

11.	ARTICLES OF ASSOCIATION OF THE POST-MERGER COMPANY

Following Closing, the Post-Merger Company will implement a series of measures to establish a new corporate governance and management structure, development strategy and corporate culture in accordance with Applicable Laws and the specific circumstances of the Proposed Merger. The Post-Merger Company will adopt new articles of association and a new company name after Closing, to be in line with the Post-Merger Company’s corporate governance and management structure. Further announcement will be made as and when appropriate in accordance with the Hong Kong Listing Rules.

12.	IMPLICATIONS UNDER THE TAKEOVERS CODE IN RESPECT OF THE PROPOSED MERGER

In respect of Haitong Securities

In compliance with Rule 2.10 of the Takeovers Code, the Merger Agreement and the Proposed Merger are conditional on (i) the approval by 75% or more of the votes attaching to the Haitong H Shares held by the Disinterested Haitong H Shareholders that are cast either in person or by proxy at the Haitong H Shareholders’ Class Meeting; and (ii) the number of votes cast against the resolution is not more than 10% of the votes attaching to all Haitong H Shares held by the Disinterested Haitong H Shareholders.

The Applicable Laws of the PRC do not require any Haitong Shareholders to abstain from voting in respect of the Proposed Merger in the Haitong EGM, Haitong A Shareholders’ Class Meeting or Haitong H Shareholders’ Class Meeting. Guotai Junan Securities (and its subsidiaries) hold certain Haitong A Shares amounting to approximately 0.16% of the total issued shares of Haitong Securities in its ordinary course of business and are required to abstain from voting on the relevant resolutions at the Haitong EGM and Haitong A Shareholders’ Class Meeting under the Applicable Laws of Hong Kong.

There are no restrictions imposed on any Disinterested Haitong H Shareholder to cast votes on the relevant resolutions at the Haitong H Shareholders’ Class Meeting.

In respect of Guotai Junan International

As at the date of this Joint Announcement, Guotai Junan Securities indirectly holds approximately 73.81% of the total issued shares of Guotai Junan International. Accordingly, Guotai Junan International is an indirect non-wholly owned subsidiary of Guotai Junan Securities. Based on information available as at the date of this Joint Announcement, Shanghai International will not acquire statutory control over Guotai Junan Securities after Closing and completion of the Proposed Placement. As such, no obligation to make a mandatory general offer under Note 8 to Rule 26.1 of the Takeovers Code will arise in respect of the shares of Guotai Junan International as a result of the Proposed Merger and the Proposed Placement.

In respect of Haitong UT Leasing

As at the date of this Joint Announcement, Haitong Securities indirectly holds approximately 85% of the total issued shares of Haitong UT Leasing. For the purposes of the Takeovers Code, the Proposed Merger will effectively result in the Post-Merger Company acquiring statutory control (as defined under the Takeovers Code) in Haitong UT Leasing upon Closing.

An application has been made to the Executive of the SFC for a confirmation that the Proposed Merger will not trigger a mandatory general offer obligation for the shares of Haitong UT Leasing. The Executive confirmed that no mandatory general offer obligation for the shares of Haitong UT Leasing will be triggered as a result of the Proposed Merger under Note 8 to Rule 26.1 of the Takeovers Code.

13.	IMPLICATIONS UNDER THE HONG KONG LISTING RULES FOR GUOTAI JUNAN SECURITIES

For the Proposed Merger

The highest relevant percentage ratio for transaction classification under the Hong Kong Listing Rules in respect of the Proposed Merger and the issue and exchange of Guotai Junan A Shares and Guotai Junan H Shares pursuant to the Proposed Merger is more than 25% but less than 100%. As a result, the Proposed Merger will constitute a major transaction for Guotai Junan Securities under Rule 14.06(3) of the Hong Kong Listing Rules. Further, pursuant to Rules 13.36 and 19A.38 of the Hong Kong Listing Rules and the Guotai Junan Articles, the issue of the new Guotai Junan H Shares and Guotai Junan A Shares pursuant to the Proposed Merger will be pursuant to a specific mandate which requires approval by special resolution by a majority of not less than two-thirds of the votes cast by way of poll by the Guotai Junan Shareholders at the Guotai Junan EGM. Pursuant to the Hong Kong Listing Rules, any Guotai Junan Shareholder who has a material interest in the Proposed Merger is required to abstain from voting on the resolutions to approve the Proposed Merger at the Guotai Junan EGM. As at the date of this Joint Announcement, Haitong Securities (and its subsidiaries) are shareholders of Guotai Junan Securities and hold approximately 0.08% of the total issued shares of Guotai Junan Securities in its ordinary course of business, and HuaAn Funds Management Co., Ltd., a subsidiary of Guotai Junan Securities, holds approximately 0.10% of the total issued shares of Guotai Junan Securities in its ordinary course of business. As such, Haitong Securities and its subsidiaries and HuaAn Funds Management Co., Ltd. are required to abstain from voting on the relevant resolutions at the Guotai Junan EGM. Other than Haitong Securities and its subsidiaries and HuaAn Funds Management Co., Ltd., to the best of the Guotai Junan Board’s knowledge, information and belief having made all reasonable enquiries, there is no other Guotai Junan Shareholder who has a material interest in the Proposed Merger and is required to abstain from voting on the relevant resolutions approving the Proposed Merger at the Guotai Junan EGM.

Haitong Securities and its subsidiaries are third parties independent of Guotai Junan Securities and are not connected persons of Guotai Junan Securities for the purposes of the Hong Kong Listing Rules. Therefore, the Proposed Merger does not constitute a connected transaction of Guotai Junan Securities as defined under the Hong Kong Listing Rules.

For the Proposed Placement

Guotai Junan Securities proposed to approve the issuance of up to 626,174,076 Placement A Shares to the Subscriber to raise ancillary funds. The Placement A Shares will be allotted and issued under the specific mandate for the Proposed Placement and the Proposed Placement will be subject to the approval by the Independent Guotai Junan Shareholders by special resolution at the Guotai Junan EGM.

As at the date of this Joint Announcement, the Subscriber holds 23.06% of the total issued shares in Guotai Junan Securities and is a wholly-owned subsidiary of Shanghai International, which, together with its subsidiaries, hold approximately 33.36% of the total issued shares in Guotai Junan Securities. Therefore, the Subscriber is a connected person of Guotai Junan Securities. The proposed issuance of Placement A Shares to the Subscriber to raise ancillary funds under the Proposed Placement constitutes a connected transaction for Guotai Junan Securities and is subject to the reporting, announcement, circular and independent shareholders’ approval requirements under Chapter 14A of the Hong Kong Listing Rules.

Pursuant to the Hong Kong Listing Rules, any Guotai Junan Shareholder who has a material interest in the Proposed Placement is required to abstain from voting on the resolution to approve the Proposed Placement at the Guotai Junan EGM. Shanghai International (the controlling shareholder of Guotai Junan Securities and the Subscriber) and its associates, and HuaAn Funds Management Co., Ltd. (a subsidiary of Guotai Junan Securities and which holds Guotai Junan Shares), are required to abstain from voting on the relevant resolutions at the Guotai Junan EGM. Other than the above shareholders of Guotai Junan Securities, to the best of the Guotai Junan Board’s knowledge, information and belief having made all reasonable enquiries, there is no other Guotai Junan Shareholder who has a material interest in the Proposed Placement and is required to abstain from voting on the relevant resolutions approving the Proposed Placement at the Guotai Junan EGM.

14.	ARRANGEMENTS FOR IMPLEMENTATION OF THE MERGER AGREEMENT

Pursuant to the Merger Agreement, Guotai Junan Securities will apply to the Hong Kong Stock Exchange for the listing of and permission to deal in the Guotai Junan H Shares to be issued under the Proposed Merger, which will be implemented upon approval by the Hong Kong Stock Exchange.

Upon satisfaction of all the Conditions to the Proposed Merger, Haitong Securities will (i) apply to the Hong Kong Stock Exchange for a voluntary withdrawal of the listing of Haitong H Shares from the Hong Kong Stock Exchange pursuant to Rule 6.15 of the Hong Kong Listing Rules, which is subject to the requirements under Chapter 6 of the Hong Kong Listing Rules and the approval of the Listing Committee of the Hong Kong Stock Exchange; and (ii) apply to the SSE for a voluntary withdrawal of the listing of Haitong A Shares from the SSE pursuant to the SSE Listing Rules, which is subject to the approval of the SSE.

Haitong Securities will issue separate announcement(s) notifying Haitong H Shareholders of the proposed withdrawal of listing and the exact dates and relevant arrangements for the last day for dealing in Haitong H Shares on the Hong Kong Stock Exchange as well as when the formal delisting of the Haitong H shares will become effective.

The listing of the Haitong H Shares on the Hong Kong Stock Exchange will not be withdrawn if the Proposed Merger is not approved or is terminated or does not become unconditional for any reason.

15.	HAITONG IBC AND HAITONG IFA FOR THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

The Haitong Board and the supervisory committee of Haitong Securities approved the Proposed Merger, the Proposed Placement and its related matters at its respective board and supervisory committee meeting held on 9 October 2024. The approval of the resolutions of the Proposed Merger and the Proposed Placement will have a validity period of 12 months from the date of the relevant approvals of the Proposed Merger and the Proposed Placement at the Haitong EGM, Haitong H Shareholders’ Class Meeting and Haitong A Shareholders’ Class Meeting.

To consider the Proposed Merger and the Proposed Placement, the Haitong Board has established the Haitong IBC, which comprises all of the non-executive directors and independent non-executive directors of Haitong Securities, being Mr. TU Xuanxuan, Ms. XIAO Hehua, Mr. XU Jianguo, Mr. SHI Lei, Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang. The Haitong IBC will advise the Disinterested Haitong H Shareholders as to: (a) whether the Proposed Merger and the Proposed Placement are fair and reasonable; and (b) whether to vote in favour of the Proposed Merger and the Proposed Placement at the Haitong EGM and the relevant shareholders’ class meetings.

The Haitong IBC has approved and appointed Altus Capital Limited as its independent financial adviser to provide advice to the Haitong IBC in respect of the Proposed Merger and Proposed Placement. The Haitong IBC is evaluating the Proposed Merger and the Proposed Placement, and its views and recommendations will be set out in the Joint Circular relating to the Proposed Merger and the Proposed Placement to be despatched to Haitong H Shareholders.

16.	GUOTAI JUNAN IBC AND GUOTAI JUNAN IFA FOR THE PROPOSED PLACEMENT

The Guotai Junan Board and the supervisory committee of Guotai Junan Securities approved the Proposed Merger and the Proposed Placement and its related matters at its respective board and supervisory committee meeting held on 9 October 2024. As Mr. LIU Xinyi, Ms. GUAN Wei, Mr. ZHONG Maojun and Mr. CHEN Hua, all being non-executive directors of Guotai Junan Securities, were nominated by Shanghai International, they have abstained from voting on the resolutions relevant to the Proposed Placement at the Guotai Junan Board meeting on 9 October 2024. The approval of the resolutions of the Proposed Merger and the Proposed Placement will have a validity period of 12 months from the date of the relevant approvals of the Proposed Merger and the Proposed Placement at the Guotai Junan EGM.

To consider the Proposed Placement, the Guotai Junan Board has established the Guotai Junan IBC, consisting of all of the independent non-executive directors of Guotai Junan Securities, being Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao. The Guotai Junan IBC will advise the Independent Guotai Junan Shareholders as to: (a) whether the Proposed Placement is fair and reasonable; and (b) whether to vote in favour of the Proposed Placement at the Guotai Junan EGM.

Guotai Junan IBC has approved and appointed Gram Capital Limited as its independent financial adviser to provide advice to the Guotai Junan IBC and the Independent Guotai Junan Shareholders in respect of the Proposed Placement. The Guotai Junan IBC is evaluating the Proposed Placement, and its views and recommendations will be set out in the Joint Circular relating to the Proposed Merger and the Proposed Placement to be despatched to Guotai Junan H Shareholders.

17.	GUOTAI JUNAN EGM, HAITONG EGM, HAITONG H SHAREHOLDERS’ CLASS MEETING AND JOINT CIRCULAR

Guotai Junan Securities will convene the Guotai Junan EGM for Guotai Junan Shareholders to consider and, if thought fit, approve matters including the Proposed Merger and the Proposed Placement.

Haitong Securities will convene the Haitong EGM, the Haitong A Shareholders’ Class Meeting and the Haitong H Shareholders’ Class Meeting for Haitong Shareholders to consider and, if thought fit, approve matters including the Proposed Merger, the Proposed Placement and the withdrawal of listing of Haitong H Shares from the Hong Kong Stock Exchange (to be approved as part of the Proposed Merger at the Haitong EGM and Haitong H Shareholders’ Class Meeting) and the withdrawal of listing of Haitong A Shares from the SSE (to be approved as part of the Proposed Merger at the Haitong EGM and Haitong A Shareholders’ Class Meeting).

In accordance with the Hong Kong Listing Rules and the Takeovers Code, the Joint Circular containing, amongst others, (i) further details of the Merger Agreement, the Proposed Merger and other matters in relation to the Proposed Merger; (ii) a letter of advice issued by the Haitong IFA to the Haitong IBC in respect of the Proposed Merger and the Proposed Placement; (iii) recommendations and advice from the Haitong IBC in respect of the Proposed Merger and the Proposed Placement; (iv) the granting of a specific mandate to the Guotai Junan Board for the issue of Guotai Junan A Shares and Guotai Junan H Shares for the Proposed Merger and the Proposed Placement; (v) a letter of advice issued by the Guotai Junan IFA to the Guotai Junan IBC in respect of the Proposed Placement; and (vi) recommendations and advice from the Guotai Junan IBC in respect of the Proposed Placement, is required to be despatched to (1) Guotai Junan Shareholders (together with a notice of the Guotai Junan EGM and proxy form), and (2) Haitong H Shareholders (together with a notice of the Haitong EGM, a notice of the Haitong H Shareholders’ Class Meeting and proxy forms) within 15 business days after the date of this Joint Announcement pursuant to Rule 14.60 and Rule 14A.68 of the Hong Kong Listing Rules or 35 calendar days after the date of this Joint Announcement pursuant to Rule 8.2 of the Takeovers Code, whichever is earlier.

In order to allow sufficient time for the preparation of the relevant information for inclusion in the Joint Circular, Guotai Junan Securities will apply to the Executive pursuant to Rule 8.2 of the Takeovers Code for its consent to extend the time limit for the despatch of the Joint Circular. Further announcement(s) will be made in respect of the despatch of the Joint Circular if and when appropriate in accordance with Hong Kong Listing Rules and Takeovers Code.

18.	COMPETITION IMPLICATIONS OF THE PROPOSED MERGER ON THE POST-MERGER COMPANY

Reference is made to the prospectus dated 25 June 2010 of Guotai Junan International (stock code: 01788), a non-wholly-owned subsidiary of Guotai Junan Securities. As disclosed in such prospectus, certain non-competition undertakings were given by Guotai Junan Securities (and two of its wholly-owned subsidiaries) in favour of Guotai Junan International pursuant to a deed of non-competition with Guotai Junan International on 19 June 2010.

Having considered, among others, the overall objective of, and the business of the companies involved in, the Proposed Merger, after arm’s length discussions in good faith between Guotai Junan Securities and Guotai Junan International, at this stage the two parties have reached a mutual understanding that it is in the best interests of the two companies and their respective shareholders for the two parties to continuously gather relevant facts and evaluate the situation, and reach a solution after the Proposed Merger. Guotai Junan Securities agrees to continue to engage with Guotai Junan International and use reasonable efforts to address and resolve, on a mutually agreed basis, any potential business overlap issues that may arise upon the completion of the Proposed Merger, taking into account relevant factors such as regulatory requirements, financial implications, operational efficiencies, and strategic alignments.

19.	RESPONSIBILITIES OF STOCKBROKERS, BANKS AND OTHER INTERMEDIARIES

For purposes of the Takeovers Code, the offer period has commenced on the date of this Joint Announcement, being 9 October 2024.

The associates (including persons holding 5% or more of a class of relevant securities (as defined in Note 4 to Rule 22 to the Takeovers Code)) of Guotai Junan Securities and Haitong Securities are hereby reminded to disclose their dealings in the relevant securities of Guotai Junan Securities and Haitong Securities under Rule 22 of the Takeovers Code.

In accordance with Rule 3.8 of the Takeovers Code, reproduced below is the full text of Note 11 to Rule 22 of the Takeovers Code:

“Responsibilities of stockbrokers, banks and other intermediaries

Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates of an offeror or the offeree company and other persons under Rule 22 and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant Rules. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7-day period is less than HK$1 million.

This dispensation does not alter the obligation of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved.

Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation.”

20.	NUMBER OF RELEVANT SECURITIES IN ISSUE

As at the date of this Joint Announcement, Guotai Junan Securities has a total issued share capital of 8,903,730,620 shares, which comprise of (i) 1,391,827,180 Guotai Junan H Shares and (ii) 7,511,903,440 Guotai Junan A Shares. Save as disclosed, Guotai Junan Securities has no other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) as at the date of this Joint Announcement.

As at the date of this Joint Announcement, Haitong Securities has a total issued share capital of 13,064,200,000 shares, which comprise of (i) 3,409,568,820 Haitong H Shares and (ii) 9,654,631,180 Haitong A Shares (including 77,074,467 treasury Haitong A Shares). Save as disclosed, Haitong Securities has no other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) as at the date of this Joint Announcement.

21.	TAXATION AND INDEPENDENT ADVICE

Guotai Junan Shareholders and Haitong Shareholders are recommended to consult their own professional advisers if they are in any doubt as to the taxation implications of the Proposed Merger or the exercise of the Guotai Junan Put Option and/or Haitong Put Option. None of Guotai Junan Securities, Haitong Securities or any of their respective directors, officers or associates or any other person involved in the Proposed Merger accepts responsibility (other than in respect of themselves, if applicable) for any taxation effects on, or liabilities of, any other persons in respect of the Proposed Merger or other implications of any exercise of the Guotai Junan Put Option and/or Haitong Put Option.

22.	OVERSEAS SHAREHOLDERS

The proposal and implementation of the Proposed Merger to Guotai Junan Shareholders and Haitong Shareholders who are not resident in Hong Kong may be subject to the laws of the relevant jurisdictions in which such Guotai Junan Shareholders and Haitong Shareholders are located. Such overseas Guotai Junan Shareholders and Haitong Shareholders should inform themselves about and observe any applicable legal, tax or regulatory requirements. It is the responsibility of any overseas Guotai Junan Shareholders and Haitong Shareholders wishing to take any action in relation to the Proposed Merger to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with any other necessary formalities and the payment of any issue, transfer or other taxes in such jurisdiction.

Any approval by the Guotai Junan Shareholders and Haitong Shareholders will be deemed to constitute a representation and warranty from such persons to Guotai Junan Securities and Haitong Securities and their respective advisers that those laws and regulatory requirements have been complied with. If you are in doubt as to your position, you should consult your professional advisers.

In the event that the receipt of the Joint Circular by overseas Guotai Junan Shareholders and Haitong Shareholders is prohibited by any Applicable Laws or may only be effected after compliance with conditions or requirements that the directors of Guotai Junan Securities and Haitong Securities regard as unable to comply or unduly onerous or burdensome (or otherwise not in the best interests of the relevant shareholders), the Joint Circular may not be despatched to such overseas Guotai Junan Shareholders and Haitong Shareholders. For that purpose, Guotai Junan Securities and Haitong Securities will apply for any waiver(s) as may be required by the Executive pursuant to Note 3 to Rule 8 of the Takeovers Code at such time.

23.	RESUMPTION OF TRADING

At the request of Guotai Junan Securities, trading in the Guotai Junan H Shares and the Guotai Junan Notes on the Hong Kong Stock Exchange was suspended from 9:00 a.m. on 6 September 2024 (Friday). An application has been made by Guotai Junan Securities to the Hong Kong Stock Exchange for the resumption of trading in the Guotai Junan H Shares and the Guotai Junan Notes from 9:00 a.m. on 10 October 2024 (Thursday). At the request of Guotai Junan Securities, trading in the Guotai Junan A Shares on the SSE was suspended from the open of the morning session on 6 September 2024 (Friday). An application has been made by Guotai Junan Securities to the SSE for the resumption of trading in the Guotai Junan A Shares from 10 October 2024 (Thursday).

At the request of Haitong Securities, trading in the Haitong H Shares and the Haitong Bonds and Notes on the Hong Kong Stock Exchange was suspended from 9:00 a.m. on 6 September 2024 (Friday). An application has been made by Haitong Securities to the Hong Kong Stock Exchange for the resumption of trading in the Haitong H Shares and the Haitong Bonds and Notes from 9:00 a.m. on 10 October 2024 (Thursday). At the request of Haitong Securities, trading in the Haitong A Shares on the SSE was suspended from the open of the morning session on 6 September 2024 (Friday). An application has been made by Haitong Securities to the SSE for the resumption of trading in the Haitong A Shares from 10 October 2024 (Thursday).

24.	PRECAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical facts included in this Joint Announcement, are or may be forward-looking statements. Forward-looking statements include, but are not limited to, those using words such as “seek”, “expect”, “envisage”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These statements reflect Guotai Junan Securities’ or Haitong Securities’ (as the case may be) current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information. Such forward-looking statements are not guarantees of future performance or events and involve known and unknown risks and uncertainties. Accordingly, actual results may differ materially from those described in such forward-looking statements as a result of a number of factors, including, without limitation:

(a)	the satisfaction of the Conditions to the Proposed Merger;

(b)	any changes in the political, economic, legal and social conditions in countries in which Guotai Junan Securities and/or Haitong Securities operate or other countries which have an impact on Guotai Junan Securities and/or Haitong Securities’ business activities or investments;

(c)	any changes in interest rates, the monetary and interest rate policies of the countries in which Guotai Junan Securities and/or Haitong Securities operate;

(d)	any changes in inflation or deflation, foreign exchange rates, the performance of the financial markets in the countries in which Guotai Junan Securities and/or Haitong Securities operate and globally; and

(e)	any changes in competition and the pricing environments in the countries in which Guotai Junan Securities and/or Haitong Securities operate and regional or general changes in asset valuations.

Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements.

All written and oral forward-looking statements attributable to Guotai Junan Securities or Haitong Securities or persons acting on behalf of either of them are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included herein are made only as of the date of this Joint Announcement. Subject to the requirements of Applicable Laws, including the Takeovers Code, neither Guotai Junan Securities nor Haitong Securities undertake any obligation to update publicly or revise any forward-looking statements contained in this Joint Announcement.

25.	WARNING

The Effectiveness Conditions must be fulfilled before the Merger Agreement becomes effective. Therefore, the Merger Agreement may or may not become effective. Guotai Junan Shareholders, Haitong Shareholders and potential investors in the securities of Guotai Junan Securities and/or the securities of Haitong Securities should be aware that the Proposed Merger is subject to the conditions set out in this Joint Announcement being satisfied or waived, as applicable, and neither Guotai Junan Securities nor Haitong Securities provides any assurance that any or all Conditions can be satisfied, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. Guotai Junan Shareholders, Haitong Shareholders and potential investors in the securities of Guotai Junan Securities and/ or the securities of Haitong Securities should therefore exercise caution when dealing in Guotai Junan Shares or Haitong Shares. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional adviser.

26.	DEFINITIONS

In this Joint Announcement, unless the context otherwise requires, the following expressions shall have the meanings set out below:

acting in concert	has the meaning given to it in the Takeovers Code;

Applicable Laws	means, with respect to any person, any laws, rules, regulations, guidelines, directives, treaties, judgments, decrees, orders or notices of any Governmental Authority that is applicable to such person;

associate(s)	has the meaning given to it in the Hong Kong Listing Rules;

Bright Food	means Bright Food (Group) Co., Ltd.* (光明食品(集團)有限 公司), a limited liability company incorporated in China and ultimately held by Shanghai SASAC;

China or PRC	means the People’s Republic of China;

Closing	means the closing of the Share Exchange on the Closing Date, upon which the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities;

Closing Date	means the date on which Closing occurs, which is the later of the A Share-Share Exchange Date and the H Share-Share Exchange Date (if not occurring on the same date), or such other date as agreed by Guotai Junan Securities and Haitong Securities;

Conditions	means the Effectiveness Conditions and the “Conditions to Implementation of the Merger Agreement” as set out in the section headed “4. Principal Terms of the Merger Agreement”;

connected person(s)	has the meaning given to it in the Hong Kong Listing Rules;

controlling shareholder(s)	has the meaning given to it in the Hong Kong Listing Rules;

Cooperation Agreement	means the cooperation agreement entered into between Guotai Junan Securities and Haitong Securities in relation to the Proposed Merger on 5 September 2024;

CSRC	means the China Securities Regulatory Commission;

Disinterested Haitong H Shareholders	means such disinterested Haitong H Shareholders as shown in the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement” of this Joint Announcement, who are not Guotai Junan Securities and Guotai Junan Concert Parties;

Disinterested Haitong H Shares	means Haitong H Shares that are held by Disinterested Haitong H Shareholders;

Effective Dissenting Vote	means any dissenting vote in relation to the Proposed Merger effectively cast by a shareholder in accordance with Guotai Junan Articles or Haitong Articles (as the case may be) and Applicable Laws through voting at the shareholders’ meeting;

Effectiveness Conditions	means the “Conditions to the Merger Agreement becoming effective” as set out in the section headed “4. Principal Terms of the Merger Agreement”;

Exchange Ratio	means the ratio of: (a) 0.62 Guotai Junan A Shares being issued by Guotai Junan Securities in exchange for 1 Haitong A Share, and (b) 0.62 Guotai Junan H Shares being issued by Guotai Junan Securities in exchange for 1 Haitong H Share under the Proposed Merger;

Executive	means the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director;

Governmental Authority	means any relevant government, governmental, quasi- governmental, administrative, regulatory or judicial body, department (including any relevant securities exchange), commission, authority, tribunal, agency or entity;

Guosheng Group	means Shanghai Guosheng (Group) Co., Ltd.* (上海國盛 (集團)有限公司), a limited liability company incorporated in China and ultimately held by Shanghai SASAC, and its subsidiaries;

Guotai Junan 2024 Interim Dividend	means the interim dividend of HK$1.641716 per 10 Guotai Junan H Shares or RMB1.5 per 10 Guotai Junan A Shares for the six months ended 30 June 2024, as declared by Guotai Junan Securities on 29 August 2024 and expected to be paid on 21 October 2024;

Guotai Junan A Shareholders	means the holders of Guotai Junan A Shares;

Guotai Junan A Shares	means the ordinary shares issued by Guotai Junan Securities, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in RMB and are listed and traded on the SSE;

Guotai Junan Articles	means the articles of association of Guotai Junan Securities;

Guotai Junan Board	means board of directors of Guotai Junan Securities;

Guotai Junan Concert Parties

means persons who are acting in concert or presumed to be acting in concert with Guotai Junan Securities in respect of Haitong Securities according to the definition of “acting in concert” under the Takeovers Code, including Shanghai International and its subsidiaries, subsidiaries of Guotai Junan Securities which are Haitong Shareholders (i.e. HuaAn Funds Management Co., Ltd. and Shanghai Guotai Junan Securities Asset Management Co., Ltd), Mr. LI Junjie, members of the UBS Group (excluding members of the UBS Group which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purpose of the Takeovers Code and are connected for the sole reason that they control, are controlled by or are under the same control as UBS), Orient Securities and China Universal Asset Management Company Limited, a company controlled (as defined under the Takeovers Code) by Orient Securities;

Guotai Junan Dissenting Shareholder	means a Guotai Junan Shareholder who has cast an Effective Dissenting Vote in respect of each of the resolutions regarding the Proposed Merger at the Guotai Junan EGM;

Guotai Junan EGM	means Guotai Junan Securities’ extraordinary general meeting to be convened, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Proposed Merger, the Proposed Placement and relevant arrangements;

Guotai Junan Group	means Guotai Junan Securities and its subsidiaries;

Guotai Junan H Shareholders	means the holders of Guotai Junan H Shares;

Guotai Junan H Shares	means the ordinary shares issued by Guotai Junan Securities, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in Hong Kong dollars and are listed and traded on the Main Board of the Hong Kong Stock Exchange;

Guotai Junan IBC	means Guotai Junan Securities’ independent board committee established by Guotai Junan Securities to consider the Proposed Placement, which comprises Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao;

Guotai Junan IFA	means Gram Capital Limited, a licensed corporation to carry out Type 6 (advising on corporate finance) regulated activity under the SFO, being the independent financial adviser to the Guotai Junan IBC and the Independent Guotai Junan Shareholders in respect of the Proposed Placement;

Guotai Junan International	means Guotai Junan International Holdings Limited, a limited liability company incorporated in Hong Kong and whose shares are listed on the Main Board of the Hong Kong Stock Exchange (stock code: 01788);

Guotai Junan Notes	means (a) the U.S.$500,000,000 2.00 per cent. guaranteed notes due 2026 issued by Guotai Junan Holdings Limited and guaranteed by Guotai Junan Securities (stock code: 40649); (b) the U.S.$300,000,000 1.60 per cent. guaranteed notes due 2024 issued by Guotai Junan Holdings Limited and guaranteed by Guotai Junan Securities (stock code: 40937) and (c) the U.S.$400,000,000 floating rate guaranteed notes due 2027 issued by Guotai Junan Holdings Limited and guaranteed by Guotai Junan Securities (stock code: 05041), each of which is listed on the Main Board of the Hong Kong Stock Exchange;

Guotai Junan Put Option	means the right granted to Guotai Junan Dissenting Shareholders in the Proposed Merger, being that after the satisfaction of all the Conditions, Qualified Guotai Junan Dissenting Shareholders may, pursuant to the Proposed Merger and during the Guotai Junan Put Option Declaration Period, require Guotai Junan Put Option Provider(s) to pay cash consideration for all or part of Guotai Junan A Shares or Guotai Junan H Shares held by such shareholders in return for transferring such shares to the Guotai Junan Put Option Provider(s), namely, the right to have the shares acquired (“收購請求權”);

Guotai Junan Put Option Declaration Period	means the period during which Guotai Junan Dissenting Shareholders may declare to exercise their Guotai Junan Put Option, which will be decided and announced by Guotai Junan Securities;

Guotai Junan Put Option Exercise Date

means the date on which Guotai Junan Put Option Provider(s) pays cash consideration to Qualified Guotai Junan Dissenting Shareholders who validly exercise their Guotai Junan Put Options and has the Guotai Junan A Shares and Guotai Junan H Shares held and effectively declared by such shareholders transferred to it, which will be decided and announced by Guotai Junan Securities;

Guotai Junan Put Option Provider(s)	means one or more party(ies) who will pay the cash price of RMB14.86 per Guotai Junan A Share or HK$8.54 per Guotai Junan H Share to Qualified Guotai Junan Dissenting Shareholders and acquiring their Guotai Junan A Shares and Guotai Junan H Shares respectively on the Guotai Junan Put Option Exercise Date;

Guotai Junan Securities	means Guotai Junan Securities Co., Ltd., a joint stock company incorporated in the PRC with limited liability, whose H shares and A shares are listed and traded on the Main Board of the Hong Kong Stock Exchange (stock code: 02611) and the SSE (stock code: 601211), respectively;

Guotai Junan Shareholders	means Guotai Junan A Shareholders and Guotai Junan H Shareholders;

Guotai Junan Shares	means Guotai Junan A Shares and Guotai Junan H Shares;

Haitong 2024 Interim Dividend	means the interim dividend of HK$0.328343 per 10 Haitong H Shares or RMB0.3 per 10 Haitong A Shares for the six months ended 30 June 2024, as declared by Haitong Securities on 29 August 2024;

Haitong A Shareholders	means the holders of Haitong A Share(s);

Haitong A Shareholders’ Class Meeting	means Haitong Securities’ class meeting to be convened for Haitong A Shareholders, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Proposed Merger, the Proposed Placement and relevant arrangements;

Haitong A Shares	means the ordinary shares issued by Haitong Securities, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in RMB and are listed and traded on the SSE;

Haitong Articles	means the articles of association of Haitong Securities;

Haitong Board	means the board of directors of Haitong Securities;

Haitong Bonds and Notes	means (a) U.S.$670,000,000 2.107 per cent. guaranteed bonds due 2025 issued by Haitong International Finance Holdings 2015 Limited and guaranteed by Haitong Securities (stock code: 40186), (b) CNY2,800,000,000 3.20 per cent. guaranteed notes due 2026 issued by Haitong International Finance Holdings Limited and guaranteed by Haitong Securities (stock code: 84429) and (c) CNY3,500,000,000 3.30 per cent. guaranteed notes due 2027 issued by Haitong International Finance Holdings Limited and guaranteed by Haitong Securities (stock code: 84490), each of which is listed on the Main Board of the Hong Kong Stock Exchange;

Haitong Dissenting Shareholder	means a Haitong Shareholder who has cast an Effective Dissenting Vote in respect of each of the resolutions regarding the Proposed Merger at the Haitong EGM and (for Haitong A Shareholders) the Haitong A Shareholders’ Class Meeting or (for Haitong H Shareholders) the Haitong H Shareholders’ Class Meeting (as the case may be);

Haitong EGM	means Haitong Securities’ extraordinary general meeting to be convened, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Proposed Merger, the Proposed Placement and relevant arrangements;

Haitong Group	means Haitong Securities and its subsidiaries;

Haitong H Shareholders	means the holders of Haitong H Shares;

Haitong H Shareholders’ Class Meeting	means Haitong Securities’ class meeting to be convened for the Haitong H Shareholders, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Proposed Merger, the Proposed Placement and relevant arrangements;

Haitong H Shares	means the ordinary shares issued by Haitong Securities, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in Hong Kong dollars and are listed and traded on the Hong Kong Stock Exchange;

Haitong IBC	means Haitong Securities’ independent board committee established by Haitong Securities for the purposes of considering the Proposed Merger and the Proposed Placement, which comprises all of the non-executive directors and independent non-executive directors of Haitong Securities, being Mr. TU Xuanxuan, Ms. XIAO Hehua, Mr. XU Jianguo, Mr. SHI Lei, Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang;

Haitong IFA	means Altus Capital Limited, a corporation licensed to carry out Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities as defined under the SFO, which is appointed to act as the independent financial adviser to the Haitong IBC;

Haitong Put Option	means the right granted to Haitong Dissenting Shareholders in the Proposed Merger, being that after the satisfaction of all the Conditions, Qualified Haitong Dissenting Shareholders may, pursuant to the Proposed Merger and during the Haitong Put Option Declaration Period, require the Haitong Put Option Provider(s) to pay cash consideration for all or part of the Haitong A Shares or Haitong H Shares held by such shareholders in return for transferring such shares to the Haitong Put Option Provider(s);

Haitong Put Option Declaration Period	means the period during which Haitong Dissenting Shareholders may declare to exercise their Haitong Put Option, which will be decided and announced by Haitong Securities;

Haitong Put Option Exercise Date	means the date on which the Haitong Put Option Provider(s) pays cash consideration to Qualified Haitong Dissenting Shareholders who validly exercise their Haitong Put Options and has the Haitong A Shares and Haitong H Shares held and effectively declared by such shareholders transferred to it, which will be decided and announced by Haitong Securities;

Haitong Put Option Provider(s)	means one or more party(ies) who will pay the cash price of RMB9.28 per Haitong A Share or HK$4.16 per Haitong H Share to Qualified Haitong Dissenting Shareholders and acquiring their Haitong A Shares and Haitong H Shares respectively, and such Haitong A Shares and Haitong H Shares will be subsequently exchanged into Guotai Junan A Shares or Guotai Junan H Shares respectively at the Exchange Ratio pursuant to the Share Exchange;

Haitong Securities	means Haitong Securities Co., Ltd., a joint stock company incorporated in the PRC with limited liability, whose H shares and A shares are listed and traded on the Main Board of the Hong Kong Stock Exchange (stock code: 06837) and the SSE (stock code: 600837), respectively;

Haitong Share-Exchange Shareholder(s)	means Haitong Shareholders who are registered on the register of shareholders after market closes on the Record Date for Share Exchange, including Haitong Shareholders who do not declare, or are ineligible to declare, or invalidly declare to exercise the Haitong Put Option, and (if applicable) the Haitong Put Option Provider(s);

Haitong Shareholders	means Haitong A Shareholders and Haitong H Shareholders;

Haitong Shares	means Haitong A Shares and Haitong H Shares;

Haitong UT Leasing	means Haitong Unitrust International Financial Leasing Co., Ltd., a joint stock company incorporated in the PRC with limited liability and whose H shares are listed on the Main Board of the Hong Kong Stock Exchange (stock code: 01905);

HK$	means Hong Kong dollars, the lawful currency of Hong Kong;

Hong Kong	means the Hong Kong Special Administrative Region of the PRC;

Hong Kong Listing Rules	means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

Hong Kong Stock Exchange	means The Stock Exchange of Hong Kong Limited;

Independent Guotai Junan Shareholders	means Guotai Junan Shareholders other than Shanghai International and its associates, and HuaAn Funds Management Co., Ltd.;
Joint Announcement	means this joint announcement in connection with the Proposed Merger and Proposed Placement issued by Guotai Junan Securities and Haitong Securities to Guotai Junan Shareholders and Haitong Shareholders, respectively;
Joint Circular	means the joint circular in connection with the Proposed Merger and the Proposed Placement to be issued by Guotai Junan Securities and Haitong Securities to Guotai Junan Shareholders and Haitong Shareholders respectively;
Last Trading Date	means 5 September 2024, the last trading day prior to the suspension of trading in the A shares and H shares of Guotai Junan Securities and Haitong Securities on the SSE and the Hong Kong Stock Exchange, respectively, pending the issue of this Joint Announcement;
Market Reference Price	means the volume-weighted average prices of the relevant shares for the 60 trading days of the Guotai Junan Shares and Haitong Shares prior to the date of this Joint Announcement, after adjusting for the final dividend for 2023 declared by Guotai Junan Securities and Haitong Securities, respectively;
Merger Agreement	means the share exchange and merger agreement entered into between Guotai Junan Securities and Haitong Securities on 9 October 2024 which sets forth detailed terms and conditions for implementing the Proposed Merger;
offer period	has the meaning given to it in the Takeovers Code, which commenced on 9 October 2024, being date of this Joint Announcement, and will end on the earlier of the Closing Date and the date when the Proposed Merger is terminated;
Orient Securities	means Orient Securities Co., Ltd., a joint stock company incorporated in the PRC with limited liability, whose H shares and A shares are listed and traded on the Hong Kong Stock Exchange and the SSE, respectively, the A-share independent financial adviser to Guotai Junan Securities;

P/B Ratio	means price-to-book ratio;
Placement A Shares	means the new A shares proposed to be issued to the Subscriber under the Proposed Placement;
Placement Subscription Agreement	means the conditional placing agreement dated 9 October 2024 and entered into between Guotai Junan Securities and the Subscriber in relation to the Proposed Placement;
Post-Merger Company	means Guotai Junan Securities after the Proposed Merger. The Post-Merger Company will subsequently change its company name;
PRC Company Law	means the Company Law of the PRC, as amended, supplemented or otherwise modified from time to time;
Proposed Merger	means the proposed merger by absorption to be implemented in accordance with the terms of the Merger Agreement and guided by the principles of combining the strengths of two well-recognised businesses in the sector, achieving synergies and implementing a merger of equals, while ensuring that the Proposed Merger can be carried out in compliance with Applicable Laws, and by Guotai Junan Securities merging with Haitong Securities by way of absorption, and under which the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities upon Closing. Further details of the steps involved are set out in the section headed “4. Principal Terms of the Merger Agreement – Overview of the Proposed Merger”;
Proposed Placement	means the proposed placement of such number of new Placement A Shares to the Subscriber at a consideration of RMB15.97 and for a total consideration of RMB10,000,000,000, which is proposed to be undertaken concurrently with, and is subject to Closing;

Qualified Guotai Junan Dissenting Shareholder	means any Guotai Junan Dissenting Shareholder who:
	(i)	has been registered on Guotai Junan Securities’ register of shareholders since the record date for the Guotai Junan Securities EGM,
	(ii)	has held Guotai Junan Shares in respect of which it intends to exercise its right until the Guotai Junan Put Option Exercise Date; and
	(iii)	has completed the declaration procedures during the Guotai Junan Put Option Declaration Period;
and excluding the following:
	(i)	any Guotai Junan Shareholder who holds Guotai Junan Shares with Share Restrictions;
	(ii)	any Guotai Junan Shareholder who has undertaken to Guotai Junan Securities that he/she will forfeit the Guotai Junan Put Option; or
	(iii)	any Guotai Junan Shareholder who is not permitted to exercise the Guotai Junan Put Option pursuant to Applicable Laws;
Qualified Haitong Dissenting Shareholder	means any Haitong Dissenting Shareholder who:
	(i)	has been registered on Haitong Securities’ register of shareholders since the record date for the Haitong Securities EGM, the Haitong A Shareholders’ Class Meeting and the Haitong H Shareholders’ Class Meeting,
	(ii)	has held Haitong Shares in respect of which it intends to exercise its right until the Haitong Put Option Exercise Date; and
	(iii)	has completed the declaration procedures during the Haitong Put Option Declaration Period;
and excluding the following:
	(i)	any Haitong Shareholder who holds Haitong Shares with Share Restrictions;
	(ii)	any Haitong Shareholder who has undertaken to Haitong Securities that he/she will surrender the Haitong Put Option; or
	(iii)	any Haitong Shareholder who is not permitted to exercise the Haitong Put Option pursuant to Applicable Laws;

Record Date for Share Exchange	means the trading day(s) of the SSE and the Hong Kong Stock Exchange, to be decided and announced by Guotai Junan Securities and Haitong Securities, on which a list of Haitong Shareholders who are eligible to participate in the Share Exchange and the number of shares held by such shareholders will be confirmed;

RMB	means Renminbi, the lawful currency of the PRC;

SAMR	means the State Administration for Market Regulation of the PRC;

SFC	means the Securities and Futures Commission of Hong Kong;

SFO	means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (as revised, supplemented or otherwise modified from time to time);

Shanghai Bailian	means Shanghai Bailian Group Co., Ltd.* (上海百聯集團股 份 有 限 公 司 ), a joint stock company with limited liability incorporated in China, whose A shares are listed on the SSE (stock code: 600827) and with a majority of its shares indirectly held by Shanghai SASAC;

Shanghai Electric Group	means Shanghai Electric Holdings Group Co., Ltd.* (上海電氣控股集團有限公司), a limited liability company incorporated in China and ultimately held by Shanghai SASAC, and its subsidiaries;

Shanghai International	means Shanghai International Group Co., Ltd.* ( 上海國際 集 團 有 限 公 司 ), the controlling shareholder of Guotai Junan Securities who, together with its subsidiaries, holds in aggregate 33.36% of the total issued shares of Guotai Junan Securities and is in turn wholly owned by Shanghai SASAC as at the date of this Joint Announcement;

Shanghai Jiushi	means Shanghai Jiushi (Group) Co., Ltd.* ( 上海久事(集團)有限公司), a limited liability company incorporated in China and ultimately held by Shanghai SASAC;

Shanghai SASAC	means Shanghai Municipal State-owned Assets Supervision and Administration Commission;

Share Exchange	means (i) with respect to the Haitong A Shares, the exchange of Haitong A Shares held by Haitong Share-Exchange Shareholders into Guotai Junan A Shares according to the Exchange Ratio; and (ii) with respect to the Haitong H shares, the exchange of Haitong H Shares held by Haitong Share-Exchange Shareholders into Guotai Junan H Shares according to the Exchange Ratio; and “Share Exchange” means any of the above share exchanges;
Share Exchange Date	means:
(i) with respect to the Haitong A Shares, the date, to be decided and announced by Guotai Junan Securities and Haitong Securities, on which Haitong Share-Exchange Shareholders exchange the Haitong A Shares held by them into Guotai Junan A Shares according to the Exchange Ratio, being the “A Share-Share Exchange Date”;
(ii) with respect to the Haitong H Shares, the date, to be decided and announced by Guotai Junan Securities and Haitong Securities, on which Haitong Share-Exchange Shareholders exchange the Haitong H Shares held by them into Guotai Junan H Shares according to the Exchange Ratio, being the “H Share-Share Exchange Date”; and “Share Exchange Date” means any of the above share exchange dates;
Share Restrictions	means shares held by shareholders that are subject to ownership disputes, pledges, freezing orders, sealing-up orders or other restrictions on transfer under Applicable Laws;
Shenergy	means Shenergy (Group) Company Limited* (申能(集團)有限公 司 ), a limited liability company incorporated in China and ultimately held by Shanghai SASAC;
SSE	means the Shanghai Stock Exchange;

SSE Listing Rules	means the Rules Governing the Listing of Stocks on the Shanghai Stock Exchange;
Subscriber	means Shanghai State-owned Assets Management Co., Ltd. (上海國有資產經營有限公司), a 23.06% direct shareholder of Guotai Junan Securities and a wholly-owned subsidiary of Shanghai International;
Takeovers Code	means the Code on Takeovers and Mergers issued by the SFC (as revised, supplemented or otherwise modified from time to time);
trading day	means (i) with respect to A shares, a day on which the SSE is open for dealing or trading in securities; and (ii) with respect to H shares, a day on which the Hong Kong Stock Exchange is open for dealing or trading in securities, as the case may be;
Transitional Period	means the period between the signing date of the Merger Agreement and the Closing Date;
UBS	means UBS AG (acting through its Hong Kong branch), a registered institution under the SFO to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance), Type 7 (providing automated trading services) and Type 9 (asset management) regulated activities under the SFO, the financial adviser to Guotai Junan Securities in connection with the Proposed Merger. UBS AG is incorporated in Switzerland with limited liability;
UBS Group	means UBS Group AG, UBS AG and any subsidiary, branch, affiliate or associate of UBS Group AG or UBS AG;

U.S.	means the United States of America;
U.S. Securities Act	means the U.S. Securities Act of 1933, as amended; and
%	means per cent.

Certain amounts and percentage figures included in this Joint Announcement have been subject to rounding adjustments, and all percentages stated in this Joint Announcement are approximations.

* For identification purposes only

By order of the board of Guotai Junan Securities Co., Ltd. Mr. Zhu Jian Chairman	By order of the board of Haitong Securities Co., Ltd. Mr. Zhou Jie Chairman

Shanghai, PRC

9 October 2024

As at the date of this Joint Announcement, the executive directors of Guotai Junan Securities are Mr. ZHU Jian and Mr. LI Junjie; the non-executive directors of Guotai Junan Securities are Mr. LIU Xinyi, Ms. GUAN Wei, Mr. ZHONG Maojun, Mr. CHEN Hua, Mr. SUN Minghui, Mr. ZHANG Manhua, Mr. WANG Tao and Mr. CHEN Yijiang; and the independent non-executive directors of Guotai Junan Securities are Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao.

The directors of Guotai Junan Securities jointly and severally accept full responsibility for the accuracy of the information contained in this Joint Announcement (other than in relation to Haitong Securities) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Joint Announcement (other than those expressed by the directors of Haitong Securities) have been arrived at after due and careful consideration and there are no other facts not contained in this Joint Announcement, the omission of which would make any statement in this Joint Announcement misleading.

As at the date of this Joint Announcement, the executive directors of Haitong Securities are Mr. ZHOU Jie, Mr. LI Jun and Mr. HAN Jianxin; the non-executive directors of Haitong Securities are Mr. TU Xuanxuan, Mr. SHI Lei, Ms. XIAO Hehua and Mr. XU Jianguo; the independent non-executive directors of Haitong Securities are Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang.

The directors of Haitong Securities jointly and severally accept full responsibility for the accuracy of the information contained in this Joint Announcement (other than in relation to Guotai Junan Securities) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Joint Announcement (other than those expressed by the directors of Guotai Junan Securities) have been arrived at after due and careful consideration and there are no other facts not contained in this Joint Announcement, the omission of which would make any statement in this Joint Announcement misleading.